Exhibit 2.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

CLARIX LLC,

THE MEMBER REPRESENTATIVE,

THE SELLING INTEREST HOLDERS,

AND

PHASE FORWARD INCORPORATED

DATED AS OF SEPTEMBER 5, 2008

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iii

Schedules

SCHEDULES:

Schedule 1	List of Selling Interest Holders
Schedule 2.7	List of UAR Holders
Schedule 3.2	No Conflict
Schedule 4.1(a)	Organization and Qualification
Schedule 4.1(c)	List of Subsidiaries and Investments
Schedules 4.2(a), (b)	Capitalization
Schedule 4.4	No Conflict
Schedule 4.6(a)	Financial Statements and Other Matters
Schedule 4.7	Absence of Undisclosed Liabilities
Schedule 4.8	No Material Adverse Effects
Schedules 4.9(a)-(c)	Contracts
Schedules 4.10(a)- (h)	Intellectual Property
Schedule 4.11	Title to Assets
Schedule 4.12	Personal Property Leases
Schedule 4.13(b)	Real Property
Schedule 4.14	Governmental Authorizations
Schedule 4.15	Insurance
Schedule 4.16	Customers
Schedule 4.17(a)	Labor Matters
Schedule 4.18	Litigation
Schedules 4.20(a),(c), (f)	Taxes
Schedules 4.21(a), (i), (j), (k)	Employee Benefits
Schedule 4.23	Advisor Fees
Schedule 4.24	Absence of Changes
Schedule 4.27	Transactions with Affiliates
Schedule 5.6	Advisor Fees

Exhibits

EXHIBITS:

Exhibit 2.6	Transaction Consideration Spreadsheet
Exhibit 2.8	Form of Escrow Agreement
Exhibit 4.6(a)	Financial Statements
Exhibit 4.6(c)	Projections
Exhibit 7.1(d)(viii)	Form of Management Retention Agreement
Exhibit 7.1(d)(xii)	Form of Legal Opinion

i

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of September 5, 2008, is by and among (i) Phase Forward Incorporated, a Delaware corporation (the “Buyer”), (ii) Clarix LLC, a Delaware limited liability company (the “Company”), (iii) the Member Representative (as defined below) and (iv) the Persons set forth on Schedule 1 hereto (the “Selling Interest Holders”).  Capitalized terms used in this Agreement shall have the meanings given to them in Article I hereof.  Unless indicated otherwise, any reference to Section(s), Article(s), Schedule(s) or Exhibit(s), shall relate to the Section(s), Article(s), Schedule(s) or Exhibit(s) of this Agreement.

RECITALS

WHEREAS, as of the date hereof, the Selling Interest Holders own all of the issued and outstanding equity interests in the Company, including all LLC Units (the “Membership Interests”) and the UAR Holders own all of the rights to any issued and outstanding UARs in the Company.

WHEREAS, subject to the terms and conditions set forth herein, the Buyer desires to purchase from the Selling Interest Holders, and the Selling Interest Holders desire to sell to the Buyer, the Membership Interests, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as inducement for the Buyer to enter into this Agreement and purchase the Membership Interests from the Selling Interest Holders, the Parties acknowledge and desire for the Buyer to enter into Management Retention Agreements with certain key employees identified in Section 7.1(d)(viii).

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings specified or referred to in this Article I:

“409A Arrangement”  shall have the meaning set forth in Section 4.21(k).

“Adjusted Closing Consideration” means the aggregate sum of: (a) the Total Consideration minus (b) any Closing Adjustment made pursuant to Section 2.5.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with,

that Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assets” means, as to a Person, all of the assets, properties and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, which such Person owns, leases, or licenses or in which such Person has any rights in whatsoever (in each case, solely to the extent of such Person’s rights therein), whether or not carries on the books and records of such Person and wherever located.

“Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other pension, profit sharing, retirement (including non-qualified retirement plans), health and welfare, cafeteria, stock purchase, stock option, stock appreciation, phantom stock or other equity-based, bonus, performance, incentive, change in control, retention, deferred compensation, “golden parachute,” vacation, severance, disability, hospitalization, medical, life insurance, or other employee benefit plan, program, Contract, policy or arrangement maintained or sponsored by the Company or any Subsidiary thereof for the benefit of current or former employees, directors or consultants of the Company or any Subsidiary thereof or to which the Company or any Subsidiary thereof contributes, is required to contribute, or has any Liability.

“Business” means the business of the Company and its Subsidiaries as conducted as of Closing.

“Business Day” means any day other than Saturday, Sunday or any other day which is a legal holiday under the laws of the Commonwealth of Massachusetts or a day on which banking institutions located in such stated are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” means the Buyer and its Affiliates (including from and after the Closing Date, the Company), and their respective agents, representatives, employees, officers and directors.

“Buyer Plan” has the meaning set forth in Section 6.2(iii).

“Claim Notice” has the meaning set forth in Section 8.3(c).

“Closing Consideration” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment” has the meaning set forth in Section 2.5(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances in the applicable business community to ensure that such result is achieved as reasonably expeditiously as possible with the incurrence of reasonable out-of-pocket expenses.

“Company” has the meaning set forth in the Preamble.

“Company Indemnitees” has the meaning set forth in Section 8.5(a).

“Company Intellectual Property” has the meaning set forth in Section 4.10.

“Company Long-Term Incentive Plan” means the Long-Term Incentive Plan adopted on January 19, 2008, as amended, and any Award Agreement (as defined therein) entered in connection therewith.

“Company-Owned Software” has the meaning set forth in Section 4.10.

“Company Rights” means any rights to subscribe to, options, warrants or similar Contracts relating to, or securities or rights convertible into or exchangeable for, LLC Units, or issuance, transfer, acquisition or disposition of any of the foregoing.

“Confidentiality Agreement” means the letter agreement regarding confidentiality, dated March 4, 2008  and signed by the Buyer and by the Company on March 13, 2008, as heretofore amended, modified or supplemented.

“Consent” means any approval, consent, ratification, waiver or other authorization from, or notice to, any Person other than a Governmental Authority.

“Contract” means any agreement, note, mortgage, indenture, lease, sublease, deed of trust, license, plan, instrument, undertaking, arrangement or other contract.

“Deferred Escrow” has the meaning set forth in Section 8.4.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Draft Purchase Price Allocation” has the meaning set forth in Section 6.3(g).

“Employee” shall have the meaning set forth in Section 6.2(i).

“Enforceability Exceptions” means the exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights in general or by principles of equity.

“Environmental Law” means any Law in effect as of the date hereof, including any legally enforceable judicial or administrative order, consent decree or judgment, to the extent relating to pollution, damage to or protection of the environment, natural resources or exposure of any Person to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including soil, sediment, ambient air, indoor air, surface water, groundwater, wetlands, land surface or subsurface), or relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Materials or the cleanup or remediation of any contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“Escrow Agent” means Silicon Valley Bank.

“Escrow Account” has the meaning set forth in Section 2.8.

“Escrow Agreement” has the meaning set forth in Section 2.8.

“Escrow Amount” has the meaning set forth in Section 2.8.

“Escrow Funds” has the meaning set forth in Section 2.8.

“Final Purchase Price Allocation” has the meaning set forth in Section 6.3(g).

“Financial Statements” means (a) the draft audited consolidated balance sheets and statements of operations, members’ equity and cash flows of the Company  (including related notes and schedules, if any) for the fiscal year ended December 31, 2007, and (b) the unaudited consolidated balance sheets and statements of operations, members’ equity and cash flows of the Company and its Subsidiaries (including related notes and schedules, if any) for the six (6) months ended June 30, 2008. The Financial Statements described in (b) are referred to as the “Interim Financial Statements.”

“First Escrow Payment Date” has the meaning set forth in Section 8.4.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, municipal, local, foreign or other government, governmental, legislative, regulatory or administrative authority, agency or commission or any court, tribunal or other judicial body.

“Governmental Authorizations” means any licenses, permits, certificates, permissions, variances, clearances, qualifications, notifications, exemptions, classifications, registrations, franchises, easements, filings, approvals, notices, rights, orders or similar authorizations, or any waivers of the foregoing, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, or filings with any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance defined or regulated as toxic, hazardous, a pollutant, or contaminant under any applicable Environmental Law, and includes petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business not more than sixty (60) days overdue (or being contested in good faith) and payable in accordance with customary practices), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with US GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, but excluding Indebtedness arising from the endorsement for collection of commercial paper in the Ordinary Course of Business, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified DOM’s” shall have the meaning set forth in Section 6.5.

“Independent Accounting Firm” means a mutually agreed upon public accounting firm selected by the Buyer and the Member Representative.

“Intellectual Property” means the following: (a) any and all ideas, inventions, discoveries, prototypes, processes, art-work, know-how, compositions, techniques, methods, concepts, schematics, flow charts, formulas, systems, databases, data, client lists (current clients, former clients or prospective clients), vendor lists, business associates/partners list, manuals, notes, designs, drawings, training materials, company information and records, brand names, phone numbers, and Internet Protocol addresses, in each case to the extent any rights are available to the Company or any third party under the Intellectual Property Laws (as defined below); (b) all works under the copyright laws (for example, computer programs, including source and object code), mask works, trade names, trademarks, service marks, company names, company goodwill, and domain names; (c) all copyrights, rights of authorship, rights of publicity or broadcast, patent rights, rights of inventorship, trade dress rights, trade secrets and proprietary information, rights of attribution and integrity and other moral rights, and other intellectual property rights of any type under state law, federal Law of the United States and the Laws of any other nation in which the Company conducts business (collectively, the “Intellectual Property Laws”); (d) all rights of registration or rights in applications for (a)-(c); and (e) to the extent that (a)-(d) describe intangible property, the tangible embodiment thereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service of the United States Department of Treasury.

“Knowledge” means (i) with respect to the Buyer, the actual knowledge of any of Robert Weiler, Rodger Weismann, and D. Ari Buchler and any knowledge those individuals should have had after reasonable inquiry on a matter, (ii) with respect to the Company, the actual knowledge of any of Graham Wert, Adrian Talapan, and Jagath Wanninayake and any knowledge those individuals should have had after reasonable inquiry on a matter, and (iii) with respect to the Selling Interest Holders, the actual knowledge of the Selling Interest Holder and any knowledge such individual should have had after reasonable inquiry on a matter.  Reasonable inquiry means making reasonable inquiry of employees or advisors with responsibility for or expertise in the relevant subject matter regarding the accuracy of any applicable representation or warranty contained in this Agreement; provided, however, that the parties acknowledge that the Company has not engaged any advisors with respect to the subject matter of the representations made in Section 4.10, and such failure to engage such advisors shall not be deemed unreasonable for purposes of this definition.

“Law” means any law (including common law), statute, ordinance, code, rule, Order, regulation or other requirement enacted, entered, promulgated or issued by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether contingent, fixed or absolute, direct or indirect, accrued or unaccrued, asserted or unasserted, matured or unmatured, liquidated or unliquidated, known or unknown, due or to become due, or determined or determinable, and regardless of whether arising out of or based upon any Contract, Law, tort, strict liability or otherwise.

“Lien” means any mortgage, pledge, hypothecation, deed of trust, charge, adverse claim, security interest, encumbrance, sublease, easement, encroachment, option, right of first refusal or other lien, whether imposed by Contract or Law, and excludes any license or grant of use to Intellectual Property.

“LLC” means limited liability company.

“LLC Units” means the Company’s Class A LLC Units and Class B LLC Units.

“Losses” means any Liabilities, deficiencies, assessments, damages, dues, penalties, fines, fees, interest, amounts paid in settlement, losses, reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees and reasonable fees for other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Management Retention Agreements” means the Management Retention Agreements between the Buyer and each of Jagath Wanninayake, Adrian Talapan and Graham Wert, in the form and substance set forth in Exhibit 7.1(d)(viii).

“Material Adverse Effect” means any fact, event, change, development or effect that is  or would be reasonably likely to be, individually or when taken in the aggregate, materially adverse to (a) the Business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Selling Interest Holders or the Company to perform their or its obligations under this Agreement or other Transaction Documents or to consummate the Transaction; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, or would reasonably be expected to be, a Material Adverse Effect: any fact, event, change, development or effect resulting from or arising out of (i) the announcement or pendency of the Transaction, or the identity of the Buyer; (ii) conditions affecting the industry in which the Company participates, the United States economy as a whole or the capital markets in general or the geographical markets in which the Company operates, provided that such conditions do not have a substantially disproportionate effect on the Company as compared to similarly situated companies; (iii) changes in GAAP or any interpretation thereof; (iv) compliance with the terms of, or the taking of any action required by this Agreement or at the request of the Buyer; (v) the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism or sabotage; provided that such event does not have a substantially disproportionate effect on the Company as compared to similarly situated companies; (vi) any natural disaster, provided that such event does not have a substantially disproportionate effect on the Company as compared to similarly situated companies; or (vii) changes in Law, rules, regulations, Orders or other binding directives issued by any Governmental Authority, provided that such changes do not have a substantially disproportionate effect on the Company as compared to similarly situated companies; or (viii) any fees or expenses incurred in connection with the negotiations leading to, or the transactions contemplated by, this Agreement.

“Maximum Amount” has the meaning set forth in Section 8.3(a).

“Member Account” means the bank account designated by the Member Representative into which the Buyer or the Escrow Agent shall make all payments due hereunder to the Selling Interest Holders and the UAR Holders or to the Member Representative for further distribution to the Selling Interest Holders and the UAR Holders.

“Member Approval” means the adoption and approval of this Agreement and the Transaction by the members of the Company by written consent executed prior to execution of this Agreement, as required by and otherwise in accordance with the Delaware Limited Liability Company Act and the Organizational Documents of the Company as then in effect.

“Member Liabilities” has the meaning set forth in Section 2.5.

“Member Representative” means Carlton Schowe or any successor thereto appointed in accordance with the provisions of Section 9.3.

“Membership Interests” has the meaning set forth in the Recitals.

“Net Adjusted Closing Consideration” has the meaning set forth in Section 2.3(b)(i).

“No Limit Losses” has the meaning set forth in Section 8.3.

“Order” means any award, injunction, judgment, decree, writ, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business for the Company consistent with the Company’s past custom and practice.

“Organizational Documents” means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to a LLC, the certificate of formation and LLC operating agreement, (iii) with respect to any other entity, any charter, bylaws or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (iv) any amendment to any of the foregoing.

“Operating Agreement” means the LLC Operating Agreement of the Company dated June 1, 2006, as amended on February 25, 2007, April 5, 2008 and May 23, 2008.

“Parties” means, collectively, the Selling Interest Holders, the Company and the Buyer, and each is hereinafter referred to as a “Party.”

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for Taxes, assessments, charges, levies or other claims not yet due and payable, or the validity of which are being contested in good faith and for which adequate reserves have been provided on the latest balance sheet of the Financial Statements; (ii) Liens arising by operation of Law, such as materialmen’s, mechanics’ carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens for amounts not yet due and payable or which are being contested in good faith, which are not, individually or in the aggregate, material; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations which are not, individually or in the aggregate, material; (iv) Liens, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession the existence of which do not materially interfere with the present use of the affected property; (v) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Authority or public utility, or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility the existence of which do not interfere with the Company’s present use of the affected property; and (vi) restrictions on transfer of securities under applicable U.S. state and federal securities Laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, firm, trust, entity or

Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any claim, action, arbitration, litigation, suit, audit, request for information, hearing, investigation, charges or complaint, including labor Proceedings, whether civil, criminal, administrative, investigative or informal, commenced, brought, conducted or heard by or before any Governmental Authority.

“Projections” means, collectively, any projections and other forecasts, plans and budgets, including projected or pro forma financial statements, cash flow items and other data and certain business plan information related to the Company.

“Pro Rata Share” means, (a) with respect to each Membership Interest, the portion and percentage of the Purchase Price allocable to such Membership Interest (including the Cash Consideration and any released Escrow Funds) and any collective obligations associated with the Transaction that must be allocated among the Membership Interests (including payment of the Member Liabilities and liability for any indemnification claims under this Agreement) as set forth on the Transaction Consideration Spreadsheet, (b) with respect to each Selling Interest Holder, the portion and percentage of the Purchase Price allocable to such Selling Interest Holder (including the Net Adjusted Closing Consideration and any released Escrow Funds) and any collective obligations associated with the Transaction that must be allocated among the Selling Interest Holder (including payment of the Member Liabilities and liability for any indemnification claims under this Agreement) as set forth on the Transaction Consideration Spreadsheet, and (c) with respect to each UAR Holder, the portion and percentage of the Purchase Price allocable to such UAR Holder (including the Net Adjusted Closing Consideration and any released Escrow Funds) that must be allocated among the UAR Holder as set forth on the Transaction Consideration Spreadsheet.

“Publicly Available Software” has the meaning set forth in Section 4.10(g).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Escrow Payment Date” shall have the meaning set forth in Section 8.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Interest Holders” has the meaning set forth in the Preamble, and each is hereinafter referred to as a “Selling Interest Holder.”

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” of any Person means a corporation, partnership, LLC or other entity of which more than 50% of the outstanding capital stock, partnership interests, units, other equity interests or ordinary voting power is owned, directly or indirectly, by such Person.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, capital gains, capital stock or shares, value added, excise, ad valorem, stamp, gains, severance, occupation, premium, windfall profit, real property, personal property, intangibles, withholding, social security, workers’ compensation, unemployment, disability, payroll, net worth, employee or other tax, fees, levies, duties, tariffs, imposts and other like charges of a similar nature, including any interest, penalties, loss, damage, liability, expense, or additions to tax and additional amounts or costs incurred or imposed in respect of the foregoing whether disputed or not, (ii) any Liabilities for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any Liabilities for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liabilities for taxes of a predecessor entity.

“Tax Audit” has the meaning set forth in Section 6.3(d).

“Tax Authority” means, with respect to any Tax, any Governmental Authority or political subdivision thereof that imposes such Tax, and any agency charged with the collection of such Tax for such Governmental Authority or political subdivision.

“Tax Claim” means any Loss attributable to (i) any and all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries (or any predecessor of the Company or any Subsidiary thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law and (iii) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) for which the Company or any such Subsidiary is liable as a transferee or successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring before (or as a result of) the Closing.

“Tax Incentive” has the meaning set forth in Section 4.20(h).

“Tax Return” means any return, declaration, report, estimate, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof, required to be supplied to any federal, state, local, foreign or other taxing authority, and all collectively referred to hereinafter as “Tax Returns.”

“Total Consideration” means Forty Million Dollars ($40,000,000).

Transaction” means the transactions contemplated by this Agreement and any other Transaction Documents.

“Transaction Consideration Spreadsheet” means the spreadsheet, prepared by the Company and attached hereto as Exhibit 2.6, calculating and allocating to each Selling Interest

Holder and UAR Holder the Purchase Price.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party, pursuant to any of the foregoing.

“Transaction Fees” means the aggregate amount of the fees, expenses and similar amounts (including all attorneys’ fees, financial advisory, brokerage and investment banking fees, accountants’ fees, and commitment fees) that have been paid or that become payable or are otherwise incurred by or on behalf of the Selling Interest Holders, the Company (on or prior to the Closing Date) and their pre-Closing Affiliates in connection with the preparation and negotiation of the Transaction Documents.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“UARs” means any Company unit appreciation rights under the Company Long-Term Incentive Plan that, upon exercise, entitles the holder to receive in the form of cash and/or Membership Interests (to be determined at the sole discretion of the Company) the excess of the fair market value of such unit appreciation right, on the exercise date, over the exercise price established for such unit appreciation right.

“UAR Holder(s)” means any Person awarded UARs by the Company pursuant to an Award Agreement (as defined in the Company Long-Term Incentive Plan) whose interests in such UARs have not been terminated in accordance with the terms set forth therein.

“WARN Act” means The Worker Adjustment and Retraining Notification Act.

ARTICLE II

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.1          Purchase and Sale of the Membership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Interest Holders shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Selling Interest Holders, all of the Selling Interest Holders’ rights, title and interest in and to the Membership Interests, free and clear of any Liens (other than restrictions on transfer of securities under applicable U.S. state and federal securities Laws).

2.2          Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Transaction (the “Closing”) shall take place at the offices of Goodwin Procter LLP, in Boston, Massachusetts, at 1 p.m. (EST) on the date hereof or at such other date, time and place as the Parties may agree (such date, the “Closing Date”).

2.3          Payment of the Purchase Price.

(a)         The aggregate purchase price (the “Purchase Price”) for the purchase of the Membership Interests of the Selling Interest Holders under Section 2.1 and for payment on account of the rights of all UAR Holders with respect to the Company’s outstanding UARs shall consist of closing consideration (the “Closing Consideration”) equal to the Adjusted Closing Consideration.

(b)        The Buyer shall make the following payments in exchange for the purchase of the Membership Interests from the Selling Interest Holders under Section 2.1 and the satisfaction of the Company’s obligations to the UAR Holders:

(i)            the payment at Closing of the amount of the Closing Consideration remaining after deduction of the Escrow Amount (the “Net Adjusted Closing Consideration”) to the Selling Interest Holders and the UAR Holders under Sections 2.5 and 2.7 by wire transfer of immediately available funds pursuant to the wire instructions and distribution instructions provided to the Buyer in advance by the Member Representative; and

(ii)           the deposit at Closing of the Escrow Amount with the Escrow Agent in accordance with Section 2.8.

2.4          Closing Deliveries.  At the Closing, subject to and on the terms and conditions set forth in this Agreement: (a) the Buyer shall deliver to the Company or Member Representative, as appropriate, each of the documents required to be delivered by the Buyer pursuant to Section 7.2 that has not been delivered prior to the Closing Date; and (b) the Company shall deliver to the Buyer each of the documents required to be delivered by such Parties pursuant to Section 7.1 that has not been delivered prior to the Closing Date.

2.5          Adjustments to Purchase Price.

(a)         Exhibit 4.6(a) contains (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008 prepared by the Company in good faith and in accordance with GAAP, (ii) a list of all adjustments to the foregoing balance sheet as of the date of this Agreement, (iii) the Company’s good faith estimate of all Transaction Fees to be paid by the Company that will not be paid prior to the Closing Date, (iv) a list of all Indebtedness (only a portion of which has been designated on Exhibit 4.6(a) to be part of the Closing Adjustment if unpaid at Closing), and (v) a list of the amount of the Transaction Fees and other Liabilities of the Company, if any, that will be paid by the Selling Interest Holders (such amounts in this sub-paragraph (v) being called the “Member Liabilities”).

(b)        The Total Consideration will be reduced by an amount (the “Closing Adjustment”) equal to, if any, the sum of all amounts reflected on Exhibit 4.6(a) for the items described in Section 2.5(a)(iii) and (iv) above plus any Member Liabilities that have not been paid as of the Closing.

2.6          Transaction Consideration Spreadsheet.  The Company has delivered to the Buyer the Transaction Consideration Spreadsheet (attached hereto as Exhibit 2.6), which sets forth the Pro Rata Share of the Purchase Price attributable to each Selling Interest Holder and UAR Holder, any portion thereof (including the Net Adjusted Closing Consideration and any

Escrow Funds released after the First Escrow Payment Date and the Second Escrow Payment Date to the Selling Interest Holders and UAR Holders) and any collective obligations of the Selling Interest Holders associated with the Transaction (including payment of the Member Liabilities and any liability for any indemnification claims under this Agreement) that are allocated among the Selling Interest Holders.  The Selling Interest Holders shall be exclusively responsible and liable for all information contained in the Transaction Consideration Spreadsheet.

2.7          Treatment of UAR Holders.  Schedule 2.7 sets forth the names of each UAR Holder, together with (a) such UAR Holder’s pro rata share of the aggregate issued and outstanding UARs (including the number and exercise price per UAR), and (b) the aggregate number of issued and outstanding UARs (i) as of the date hereof and the exercise prices thereof and (ii) that are vested whether or not pursuant to any acceleration provisions as of the Closing.  In connection with the payment to the Selling Interest Holders of the Purchase Price (in accordance with the terms of this Agreement) deposited in the Member Account, each UAR Holder shall be entitled to receive his or her portion of such proceeds of the Transaction due to such UAR Holder in accordance with the Company Long-Term Incentive Plan net of the exercise price of the UAR, and as described on Exhibit 2.6 hereof.  The Buyer may request that each UAR Holder agree in writing to the cancellation of such holder’s UARs, the release of any and all claims against the Company and the agreement of such UAR Holder to accept payments as provided herein to be made to the UAR Holders; provided, however, failure to obtain such releases and agreements shall not result in a breach of this Section 2.7.  The Company shall take all actions necessary or appropriate (including delivering to the UAR Holders their Pro Rata Share of the Purchase Price) so that, within thirty (30) days following the Closing Date, and as a result of the Transaction, no UARs are outstanding.  The Company and the Member Representative shall identify and cause to be deducted and withheld from the payments to UAR Holders such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law.  Such withheld amounts shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the UARs in respect of which such deduction and withholding was made.

2.8          Escrow.  At the Closing, the Buyer, the Company, the Member Representative and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Exhibit 2.8 (the “Escrow Agreement”) for the purpose of securing the obligations of the Selling Interest Holders to the Buyer Indemnitees under Article VIII of this Agreement.  The Buyer shall refrain from paying at the Closing fifteen percent (15%) of the Closing Consideration to satisfy any amounts owed by the Selling Interest Holders pursuant to Article VIII of this Agreement (the “Escrow Amount”, and together with any interest or dividends thereon, the “Escrow Funds”).  The Escrow Amount shall be paid by the Buyer at the Closing by wire transfer in immediately available funds to an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement.  All matters relating to the Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Escrow Agreement.  The Escrow Funds, until released to the Member Representative in accordance with Section 8.4 and the provisions of the Escrow Agreement, will be available solely to satisfy any amounts owed by the Selling Interest Holders to the Buyer Indemnitees pursuant to Article VIII of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING INTEREST HOLDERS

Each of the Selling Interest Holders, severally but not jointly, and solely with respect to such Selling Interest Holder, hereby represents and warrants (except as set forth on a Schedule) to the Buyer as of the date hereof that:

3.1          Authorization.  Such Selling Interest Holder is an individual and has the requisite legal capacity, to execute and deliver this Agreement and any other Transaction Documents to which such Selling Interest Holder is a party, and to perform his, her or its obligations thereunder and to consummate the Transaction.  The execution and delivery of this Agreement and any other Transaction Documents to which such Selling Interest Holder is a party, the performance of the obligations thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of such Selling Interest Holder.  This Agreement and the other Transaction Documents to which such Selling Interest Holder is a party have been duly executed and delivered by such Selling Interest Holder and constitute his, her or its legal, valid and binding obligation, enforceable against such Selling Interest Holder in accordance with its terms, subject to the Enforceability Exceptions.

3.2          No Conflict.  Except as set forth on Schedule 3.2, neither the execution, delivery or performance of this Agreement or the other Transaction Documents (to the extent applicable), nor the consummation of the Transaction, shall (i) violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which such Selling Interest Holder is subject or (ii) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which such Selling Interest Holder is a party or by which such Selling Interest Holder is bound or to which any of his, her or its assets are subject.  Except as set forth on Schedule 3.2 or except such as have been obtained or taken, and any filings that have been made, as of the date hereof, such Selling Interest Holder is not required to give any material notice to, make any material filing with, or obtain any material authorization, consent or approval of any Governmental Authority in order for such Selling Interest Holder to consummate the Transaction.

3.3          Ownership.  As of the date hereof and immediately prior to the Closing, such Selling Interest Holder is the holder of record of and owns beneficially the Membership Interests set forth next to such Selling Interest Holder’s name on Schedule 1 hereto.  Such Membership Interests are owned by such Selling Interest Holder free and clear of any and all Liens, other than any Liens arising under the Operating Agreement, this Agreement, any other Transaction Documents and securities laws.  Such Selling Interest Holder is not a party to any option, warrant, purchase right or other Contract that could require the Selling Interest Holder to sell, transfer or otherwise dispose of his, her or its Membership Interests other than the Operating Agreement, this Agreement and any other Transaction Documents.  Such Selling Interest Holder is not a party to any voting trust, proxy or other Contract with respect to the voting or other rights of the Membership Interests (other than the Operating Agreement, this Agreement and the other Transaction Documents).

3.4          Brokers’ Fees.  Such Selling Interest Holder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5          Bankruptcy; Criminal Proceedings.  Such Selling Interest Holder has not been:  (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his, her or its business or property or that of any partnership of which he, she or it was a general partner during the previous three (3) years; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (d) subject to any cease and desist, censure or other disciplinary or similar order or notice issued by any Governmental Authority in each case relating to securities or investment matters.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as of the date hereof that:

4.1          Organization and Qualification.

(a)         The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to carry on its Business.  To the extent applicable, each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its Business.  Each of the Company and of its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction, listed on Schedule 4.1(a), where the character of its properties owned, operated or leased or the nature of the activities makes such qualification or license necessary, except where the failure to be so qualified or licensed or the failure to be in good standing, would not have a Material Adverse Effect.

(b)        The Company has delivered to the Buyer copies of its Organizational Documents, the minute books containing all of the actions of the Board of Directors (or other governing body or bodies) and the holders of the LLC Units, in the case of the Company, or  other interest or equity holders of each of the Company’s Subsidiaries since its respective formation date, and such copies are correct and complete in all material respects as of the date hereof.  Neither the Company nor any of its Subsidiaries is in violation of any provisions of their respective Organizational Documents.

(c)         Except as set forth on Schedule 4.1(c), the Company has not had, and does not have, any Subsidiaries, and has not owned, and does not own, directly or indirectly, of record or beneficially, any equity or voting interest or any right (contingent or otherwise) in any other Person.

(d)        Neither the Company nor any of its Subsidiaries has ever engaged in any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

4.2          Capitalization.

(a)         The Memberships Interests set forth in Schedule 1 represent all of the issued and outstanding Membership Interests as of immediately prior to the Closing Date; are owned beneficially and of record by the Selling Interest Holders (with each Selling Interest Holder owning the respective amount of the Membership Interests set forth in Schedule 1); are duly authorized, validly issued and no Member has liability to the Company with respect to payment for his or her Membership Interest; and were issued pursuant to a valid exemption from registration under the Securities Act and in compliance with applicable securities Laws.  The UARs set forth in Schedule 2.7  represent all of the issued and outstanding UARs as of immediately prior to the Closing Date; are owned beneficially and of record by the UAR Holders (with each UAR Holder owning the respective amount of the UARs set forth in Schedule 2.7); are duly authorized; and were issued pursuant to a valid exemption from registration under the Securities Act and in compliance with applicable securities Laws and the Company Long-Term Incentive Plan.  Except for this Agreement, the outstanding UARs and as set forth on Schedule 4.2(a), there are no Company Rights outstanding and no outstanding preemptive, conversion, subscription or other rights (contingent or other), warrants, options, obligations, arrangements or agreements to issue or purchase the Membership Interests in or other equity securities of the Company.

(b)        The authorized and outstanding equity interest in each of the Company’s Subsidiaries are set forth on Schedule 4.2(b).  The Company owns beneficially and of record all of the issued and outstanding equity interests in each of the Company’s Subsidiaries.  All of such outstanding equity interests are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable federal, state and foreign securities laws.  There are no other equity interests or securities convertible into or exercisable for equity interests in any Subsidiary of the Company.  There are no outstanding preemptive, conversion, subscription or other rights (contingent or other), warrants, options, obligations, arrangements or agreements to issue or purchase equity interests in each of the Company’s Subsidiaries.

(c)         All actions taken by the Company since February 12, 2003 have been duly authorized and approved in accordance with the Company’s Organizational Documents in effect at such time, except where the failure to do so would not result in a Material Adverse Effect.

(d)        No certificates evidencing Membership Interests have been issued.

4.3          Authority; Due Execution and Binding Effect.  The Company has all requisite power, capacity and authority to execute, deliver and, subject to the adoption and approval of this Agreement, the other Transaction Documents to which the Company is a party and the Transaction by the Selling Interest Holders, perform its obligations thereunder and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the performance of the obligations thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of the Company, subject to adoption and approval of this Agreement, the other Transaction Documents to which the Company is a party and the Transaction.  As of the Closing Date, this Agreement and the other Transaction Documents to which the Company is a party: (i) have been duly executed and delivered by the Company, and (ii) constitute the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.  The Board of Directors, at a meeting duly noticed and convened, has unanimously adopted resolutions approving and adopting (i) this Agreement, (ii) the other Transaction Documents to which the Company is a party and (iii) the consummation of the Transaction; and declaring all three advisable.  The Board of Directors has recommended to Selling Interest Holders that they vote to approve and adopt this Agreement and the other Transaction Documents to which the Company is a party (including the Transaction).

4.4          No Conflict.  Except as set forth in Schedule 4.4, neither the execution, delivery or performance of this Agreement or the other Transaction Documents to which the Company is a party (including the delivery of the Membership Interests), nor the consummation of the Transaction, shall: (i) violate in any respect any Law of any Governmental Authority to which any of the Company or its Subsidiaries is subject, except where such violation would not have a Material Adverse Effect, (ii) conflict with any provision of the Organizational Documents of the Company or similar governing documents of any Subsidiary or (iii) except as set forth on Schedule 4.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, adversely modify or cancel, or require any consent, notice, imposition of fees or penalties under any Contract to which any of the Company or any of its Subsidiaries is a party or by which it or any of them is bound or to which any of its or their assets are subject.  Except as set forth in Schedule 4.4, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Company to consummate the Transaction, except (A) such as may be required by the Securities Act or blue sky laws of the various states in connection with the offer and sale of the Membership Interests, (B) such as have been obtained or taken, and any filings that have been made, as of the date hereof or (C) where the failure to do so would not result in a Material Adverse Effect.

4.5          Transaction Consideration Spreadsheet.  The Transaction Consideration Spreadsheet that will be delivered to the Buyer at the Closing: (a) sets forth the information provided for in Section 2.5, (b) includes a complete list of the number of issued and outstanding LLC Units and UARs (including the number thereof that will be vested whether or not pursuant to any acceleration provisions on the Closing Date and the aggregate exercise prices thereof), and (c) is complete and correct in all respects.

4.6          Company Financial Information.

(a)         Except as set forth on Schedule 4.6(a), the Company’s Financial Statements, complete and correct copies of which are attached as Exhibit 4.6(a): (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements), (ii) were prepared in accordance, and are consistent, with, the accounting books and records of the

Company and its Subsidiaries; (iii) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of operations, members’ equity and cash flows of the Company and its Subsidiaries for the periods presented; provided that the Interim Financial Statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which are not expected to be material in amount or effect.  Except as set forth on Schedule 4.6(a) the Company has not received advice from its certified public accountants that the Company or any of its Subsidiaries have used any improper accounting practices.

(b)        The accounting books and records of the Company and its Subsidiaries are complete and correct in all material respects and accurately and fairly reflect, in reasonable detail and in all material respects, transactions, Assets and Liabilities of the Company and its Subsidiaries.

(c)         The Projections included on Exhibit 4.6(c) have been prepared in good faith on a consistent basis throughout the periods set forth therein, and are based upon reasonable assumptions as of the date made and continue to be reasonable as of the date hereof.

(d)        The accounts receivable of the Company and its Subsidiaries as set forth on the most recent balance sheet included in the Company’s Financial Statements or arising since the date thereof are valid and genuine; and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business.  The allowance for bad debt on the most recent balance sheet included in the Interim Financial Statements has been determined in accordance with GAAP consistently applied.

(e)         The Company and its Subsidiaries have designed and maintain such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the consolidated financial statements of the Company and its Subsidiaries, including controls and procedures that provide reasonable assurance that (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries and to maintain accountability for Assets and Liabilities of the Company and its Subsidiaries; (iv) access to the Assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization; (v) the reporting of the Assets and Liabilities of the Company and its Subsidiaries is compared with the existing Assets and Liabilities of the Company and its Subsidiaries at regular intervals; and (vi) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.7          Absence of Undisclosed Liabilities.  The Company and its Subsidiaries have no Liabilities, except for: (i) Liabilities reflected on or reserved against in the most recent balance sheet included in the Interim Financial Statements that remain unpaid in the Ordinary Course of Business (including any liabilities identified in the notes thereto), (ii) Liabilities incurred since the date of the Interim Financial Statements in the Ordinary Course of Business, (iii) Liabilities

which individually or in the aggregate are not material to the Company and/or any of its Subsidiaries and (iv) Liabilities disclosed on Schedule 4.7.

4.8          No Material Adverse Effects.  Except as disclosed on Schedule 4.8, since the date of the Interim Financial Statements included on Exhibit 4.6(a) and through the date hereof there has not been a Material Adverse Effect.

4.9          Contracts.

(a)         Schedule 4.9(a)(i) lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their Assets are bound that are not listed on Schedules 4.9(b), 4.12, 4.13(b), 4.15 or 4.21(a) and under which there are ongoing executory obligations by a party thereto: (i) any Contract not entered into in the Ordinary Course of Business; (ii) any Contract with employees (other than Contracts that apply generally to all employees); (iii) any Contract between the Company and a third party which provides that such third party will perform services for Persons for whom the Company or any of its Subsidiaries has a Contract to perform such services; (iv) any Contract restricting the Company or any of its Subsidiaries from engaging or competing in any manner or geographic area or in any business, or that prohibit the Company or any of its Subsidiaries from soliciting certain Persons as customers or employees, or requiring the Company or any of its Subsidiaries to keep information confidential (other than nondisclosure agreements, customary in form and scope, entered into in the Ordinary Course of Business and which do not contain the other restrictions described in this subparagraph (iv)), or limiting the Company’s (including its Subsidiaries’) freedom to operate, own, sell, transfer or otherwise dispose of or encumber its Assets; (v) any Contract between the Company (including any of its Subsidiaries) and any of its members, officers, directors or Affiliate thereof (other than ordinary course employee benefits, compensation and plans that apply generally to all officers or directors); (vi) any Contract constituting joint ventures or partnerships; (vii) powers of attorney or any other similar grants of authority; (viii) any Contract regarding Membership Interests or other equity or voting interests of the Company or any of its Subsidiaries, including any Membership Interest holder agreement, voting or voting trust agreement or proxy; (ix) any material distribution or marketing Contract; and (x) any Contract that, accounted for, or otherwise related to, more than 10% of either revenues or expenses of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2007 or for the six (6) months ended June 30, 2008.   Schedule 4.9(a)(ii) lists any unexecuted Contracts, including unexecuted work orders or statements of work under executed or unexecuted Contracts.  Except as set forth on Schedules 4.9(a)(i) and (ii), to the Company’s Knowledge, no party to any such Contract listed on Schedules 4.9(a)(i) or (ii), 4.9(b), 4.12, 4.13(b) or 4.15 has indicated (i) they seek to materially modify their relationship or Contract with the Company or any of its Subsidiaries or to materially reduce services, content, products or payments they obtain, provide or make to the Company or any of its Subsidiaries or (ii) in writing that such party seeks to audit the Company’s accounting or business records (excluding any audits relating to quality control, data retention or similar activities) in connection with any such Contract.

(b)        Schedule 4.9(b) lists each outstanding Contract of the Company or any of its Subsidiaries for capital expenditures (including fixed assets and purchase software) in excess of $10,000 individually. The aggregate capital expenditures under all other outstanding

Contracts by the Company or any of its Subsidiaries for capital expenditures do not exceed $50,000 in the aggregate.

(c)           The Company has delivered or made available to the Buyer complete and correct copies of all Contracts listed on Schedules 4.9(a)(i) and (ii), 4.9(b), 4.12, 4.13(b), or 4.15 (or, if oral, a description thereof).  All such Contracts are valid and in full force and effect, and are enforceable in accordance with their terms, subject to the Enforceability Exceptions.  There are no existing breaches of any such Contracts or any other Contracts to which the Company is a party by (i) the Company, or (ii) to the Company’s Knowledge, any other Person party thereto, which breach would have a Material Adverse Effect.  Except as set forth on Schedule 4.9(c), there exists no actual or, to the Knowledge of the Company, threatened, termination, cancellation, non-renewal or limitation of any such Contracts.

4.10        Intellectual Property.

(a)           Except as set forth on Schedule 4.10(a), the Company and its Subsidiaries, own, license or otherwise have the right to use, all Intellectual Property necessary to conduct the Ordinary Course of Business of the Company and its Subsidiaries, as presently conducted (“Company Intellectual Property”), and except as set forth on Schedule 4.10(a) or (b), all such Company Intellectual Property or Company-Owned Software owned by the Company or its subsidiaries is owned free and clear of all Liens, other than for Permitted Liens.  Schedule 4.10(a) lists all pending or abandoned applications for registration of any Company Intellectual Property made by the Company or its Subsidiaries and all active or abandoned registrations for Company Intellectual Property or Company-Owned Software made by the Company or its Subsidiaries in all jurisdictions worldwide. Schedule 4.10(a) also lists all trademarks, service marks brand names, trade names or company names owned or used by the Company or its Subsidiaries, and whether the Company or its Subsidiaries have registered such marks or rely on common law rights to such marks.  Except as set forth on Schedule 4.10(a), no compensation or other consideration is owed to or claimed to be owed to any third-party by the Company due to the Company’s ownership, license (as licensor or licensee) or use (directly or indirectly via another party) of Company Intellectual Property.  Schedule 4.10(b) lists each Contract that relates to Company Intellectual Property that evidences (i) Liens (other than Permitted Liens) upon such owned Company Intellectual Property, (ii) the assignment, license or other transfer of rights to Company Intellectual Property by a third party to the Company or any of its Subsidiaries, (iii) assignment, license or other transfer of rights to Company Intellectual Property by the Company or any of its Subsidiaries to a third party other than end-user licenses granted by the Company or any of its Subsidiaries in the Ordinary Course of Business, or (iv) royalties or other payments that are payable by the Company or any of its Subsidiaries on account of the use or license of Company Intellectual Property.

(c)           All Company Intellectual Property owned by the Company or any of its Subsidiaries has been (i) developed by employees of the Company or a Subsidiary thereof, (ii) developed by independent contractors to the Company or a Subsidiary thereof, (iii) acquired from a third party under a Contract listed on Schedule 4.10(b) and/or (iv) created as works made for hire.  Except as set forth on Schedule 4.10(c), every current and former officer, manager, consultant, independent contractor and employee of the Company is obligated by a Contract that assigns to the Company or a Subsidiary thereof all of their interests in Company

Intellectual Property and to keep confidential all trade secrets and other proprietary information of the Company and its Subsidiaries and its customers, and such scheduled exceptions would not reasonably be expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no such Person is in breach of his or her obligations under such Contracts and no such Person is party to any conflicting Contract, including any Contract that restricts them from engaging in activities for the Company or a Subsidiary thereof.

(d)                                 All computer software products owned by the Company or a Subsidiary thereof (“Company-Owned Software”) are listed on Schedule 4.10(d).   The Company-Owned Software is original and the Company has all rights under Law to claim copyright protection in respect thereof.  The Company possesses complete copies of all current versions of the source code of Company-Owned Software and, except as set forth on Schedule 4.10(d), the Company has not placed any Company-Owned Software into escrow.  The Company and its Subsidiaries have taken measures to protect the confidential and proprietary nature of Company Owned Software and all related Intellectual Property which are at least as stringent as the measures the Company has committed to in its customer agreements for the protection of customer information.

(e)                                  Except as set forth on Schedule 4.10(e), no Company Intellectual Property or use of Company Intellectual Property in the Ordinary Course of Business as presently conducted infringes upon, misappropriates or otherwise violates rights of any third party, and no Person has asserted, in writing or otherwise, any such claim.  The Company does not have Knowledge of any infringement or misappropriation by any third party of Company Intellectual Property.

(f)                                    Except as set forth on Schedule 4.10(f), the Company and its Subsidiaries have not (except in the Ordinary Course of Business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than the Buyer and its representatives, any of its confidential know-how, confidential information or trade secrets (including, but not limited to, source code for Company-Owned Software).  All Persons listed on Schedule 4.10(f) are parties to Contracts with the Company or a Subsidiary thereof under which such Persons have agreed to keep confidential all know-how, confidential information or trade secrets of the Company and its Subsidiaries that has been disclosed to them. To the Knowledge of the Company, no such Person is in breach of his obligations under such Contracts.

(g)                                 Except as set forth on Schedule 4.10(g), no Company-Owned Software, other Company product or Company Intellectual Property (i) is, (ii) contains (whether in their source code or object code form), (iii) is derived from (in whole or in part), (iv) is distributed in connection with, (v) requires for use or operation, (vi) links to, or (vii) is otherwise intended for use with any, Publicly Available Software (as defined below).  As used in this Agreement, “Publicly Available Software” shall mean any software that contains (whether in the source code or object code), is derived from (in whole or in part), is distributed in connection with, requires for use or operation, links to, or is otherwise intended for use with any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, or that requires as a condition of use, modification and/or distribution of such software that such software or other software distributed with such software (i) be disclosed or distributed in source code form, (ii) the right for any licensee to prepare derivative works therefrom, or (iii) be redistributable at no charge.  Except as set forth on Schedule 4.10(g), the Company is in compliance with its license obligations for all Publicly Available Software set forth on Schedule 4.10(g), which lists all of the Publicly Available Software used by the Company and none of the Publicly Available Software used by the Company or included in or distributed with the Company’s products has been used in any manner that obligates the Company to distribute any of the Company’s proprietary software as Publicly Available Software or to deliver source code that is the Company’s Intellectual Property to any third party.

(h)           The Company has made available to Buyer complete and correct copies of all user and technical documentation for Company-Owned Software that is currently authorized by the Company for use by its customers.  The Company Owned Software and any Publicly Available Software or third party software incorporated in the Company’s Core Software, excluding versions that are obsolete and no longer authorized for use by its customers perform substantially as described in such user or technical documentation.  Schedule 4.10(h) contains a list of all documented bugs and programming errors in the Company’s Core Software, excluding versions that are obsolete and no longer authorized for use by its customers.  The Company employs standard operating procedures as they relate to software development lifecycles, including Company Owned Software currently in development by the Company, that are consistent with industry standards (“SOPs”).  The Company has made a copy of the SOPs available for review by Buyer.  As used herein the term “Core Software” means the software described in Schedule 4.10(h).

4.11        Title to Assets.  Except as set forth in Sections 4.10, 4.12 or 4.13 and on Schedule 4.11, each of the Company and its Subsidiaries has good and marketable title to all of its Assets used in the operation of the Business, free and clear of any Liens (other than Permitted Liens).  With respect to any Assets or properties it leases, the Company holds a valid leasehold interest therein (except where the failure to have a valid leasehold interest would not have a Material Adverse Effect), free and clear of any Liens (other than Permitted Liens) and is in compliance, in all material respects, with the terms of the applicable lease.  The Assets of the Company and its Subsidiaries are in all material respects sufficient to conduct the Ordinary Course of Business of the Company and its Subsidiaries as presently conducted.  All of the Assets of the Company and its Subsidiaries that are material to the conduct of business as presently conducted by the Company are in good operating condition and repair, subject to ordinary wear and tear.

4.12        Personal Property Leases.  Schedule 4.12 lists all material leases, subleases or other use agreements of any personal property by the Company or any Subsidiary thereof.

4.13        Real Property.

(a)           Neither the Company nor any Subsidiary thereof owns, or has ever owned, any real property.

(b)           Schedule 4.13(b) lists each lease by the Company and its Subsidiaries of any real property (“Leased Real Property”).  The leasehold interests of the Company and its

Subsidiaries in Leased Real Property are free and clear of Liens other than Permitted Liens.  To the Knowledge of the Company, (i) all improvements on Leased Real Property conform to applicable Laws in all material respects and (ii) Leased Real Property is zoned for its present use.  The Company has not received notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting Leased Real Property in any material respect.

4.14        Governmental Authorizations.  Schedule 4.14 lists all material Governmental Authorizations of the Company and its Subsidiaries.  All such Governmental Authorizations are valid and in full force and effect.  Such Governmental Authorizations are the only material Governmental Authorizations required for operation of the business of the Company and its Subsidiaries, including occupancy and operation of Leased Real Property.  The Company and its Subsidiaries and their respective operations are in compliance with all such Governmental Authorizations of the Company in all material respects.

4.15        Insurance.  All Assets and operations of the Company and its Subsidiaries of an insurable nature are insured by the Company in such amounts and against such risks as are required by any Law or Contract.  Schedule 4.15 lists all Company insurance policies and indicates for each policy the insurer, policy type, risks covered, premiums, term, policy number, amounts of coverage and deductibles, and outstanding claims.  Since the last renewal of its insurance policies, the Company has not been denied renewal of any insurance coverage.

4.16        Customers.  Schedule 4.16 sets forth a complete and accurate list of the names of all of the Company’s and its Subsidiaries’ customers for the twelve month period ended July 31, 2008.  Except as described on Schedule 4.16, the Company has not received any written notice, or to the Knowledge of the Company, has any reason to believe, that any such customer of the Company and its Subsidiaries has since the most recent date of the balance sheet of the Financial Statements ceased, or will following the date hereof cease, to use the products or services of the Company.

4.17        Labor Matters.

(a)           Schedule 4.17(a) contains a list as of the date hereof of the names of all full-time and part-time employees and individuals who are independent contractors of the Company and each Subsidiary thereof, including their date of hire or dates of service, and salary and other remuneration of every kind (other than pursuant to Benefit Plans but including accrued vacation), description of the position and job function and the location at which such employee works.  Each employee with which the Company is party to an employment or other Contract is set forth on Schedule 4.17(a).  To the Knowledge of the Company, each independent contractor of the Company and its Subsidiaries meets the standards, under all Laws, including without limitation, IRS regulations and federal and state labor and employment Laws, to be classified as an independent contractor and no such individual or entity is an employee of the Company or any Subsidiary thereof under any applicable Law.

(b)           The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including, but not limited to, (a) if operating in the United States, then the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other Law respecting the terms or conditions of employment, including, but not limited to, authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices, or (b) if operating in another country, then any corresponding foreign Laws.

(c)                                  (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any union or other labor organization; (ii) In the last five (5) years, to the Knowledge of the Company no attempts have been made by any union or other labor organization to organize the employees of the Company or any Subsidiary thereof and to the Knowledge of the Company, no such attempts are now threatened; and (iii) The Company has not in the last five years experienced any organized slowdown, work interruption, strike, or work stoppage by its employees or those of any of its Subsidiaries.

(d)                                 In the last three years, (i) neither the Company nor any Subsidiary thereof has effected a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary thereof, (iii) neither the Company nor any Subsidiary thereof has effected a plant closing, engaged in layoffs or employment terminations that would trigger application of, and notification requirements under the WARN Act or any applicable state, local or foreign law or regulation similar to the WARN Act.

4.18        Litigation.  Except as listed and described on Schedule 4.18, (a) there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any Subsidiary thereof that could result in a Material Adverse Effect; (b) neither the Company nor any Subsidiary thereof is a plaintiff in any Proceedings; and (c) there are no outstanding administrative decisions, awards, binding arbitrations, decrees, injunctions, judgments, orders, consent decrees, settlement agreements, quasi-judicial decisions, rulings, writs to which the Company or any Subsidiary thereof is named or, to the Knowledge of the Company, that are binding on the Assets, Business or Membership Interests (or other equity interests) of the Company or any Subsidiary thereof.

4.19        Compliance With Laws.

(a)                                  The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws of any Governmental Authority.

(b)                                 There is no pending or, to the Knowledge of the Company, threatened investigation, review or disciplinary proceeding by any Governmental Authority, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Affiliates, members or officers, and the Company has not received written notice of any such proceeding.

(c)                                  Neither the Company nor any of its Subsidiaries (i) is, or has at any time been, registered, licensed or qualified as a securities broker or dealer, commodity pool operator, futures commission merchant, commodity trading advisor, investment adviser, bank or trust company under applicable law, (ii) acts, functions or operates, or has at any time acted, functioned or operated, as a securities broker or dealer, commodity pool operator, futures commission merchant, commodity trading advisor, investment adviser, bank or trust company within the meaning of applicable law without being properly registered, licensed or qualified if required by applicable law, or (iii) is, or has at any time been, subject to any material liability by reason of any failure to be so registered, licensed or qualified, if required by applicable law.  Neither the Company nor any of its Subsidiaries have received written notice of any proceeding by a Governmental Authority concerning any failure by the Company or any of its Subsidiaries to obtain any securities broker or dealer, commodity pool operator, futures commission merchant, commodity trading advisor, investment adviser, bank or trust company registration, license or qualification.

(d)                                 None of the directors, officers, members or employees of the Company or any of its Subsidiaries is required to be registered or licensed with any Governmental Authority as an investment adviser representative or as a registered representative, principal, or sales person of a securities broker or dealer as a result of his or her service as a manager, officer, member or employee of the Company or any of its Subsidiaries.

(e)                                  Each of the Company and its Subsidiaries (i) is not required under applicable law to have a written anti-money laundering program or a written client identification program or (ii) if any such program is required under applicable law, has not complied in all material respects with the terms of any such program(s) as required under applicable law.

4.20        Taxes.

(a)                                  Each of the Company and each of its Subsidiaries has properly and timely filed all Tax Returns that such entity was required to file under applicable Law.  All such Tax Returns were true, correct and complete and were prepared in compliance with all applicable Laws.  All amounts of Taxes due and owing by each of the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been properly and timely paid.  Except as set forth on Schedule 4.20(a), neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens for Taxes (other than Permitted Liens) upon any of the Assets of the Company or any Subsidiary.  There exists no substantial authority under applicable Law upon which any reassessment with respect to Taxes of the Company or any Subsidiary thereof might be made (or under which additional Taxes might otherwise be due) for which appropriate amounts have not been reserved on the Financial Statements.

(b)                                 Each of the Company and any Subsidiary has properly and timely withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any Person (including any employee, independent contractor, creditor or member (or other equity security holder) of the Company or any Subsidiary).  Each of the Company and each Subsidiary has properly and timely paid such Taxes (together with any Taxes payable by the Company or any Subsidiary in connection therewith) to the appropriate Tax Authority and properly and timely filed all applicable Tax Returns relating to such Taxes.

(c)                                  No Tax audits or administrative or judicial Tax proceedings are being conducted or, to the Knowledge of the Company, are pending with respect to the Company or any Subsidiary.  Neither the Company nor any Subsidiary has received from any Tax Authority (including jurisdictions where the Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company or any Subsidiary.  Schedule 4.20(c) lists all federal, state, local and foreign Tax Returns filed with respect to the Company and any Subsidiary for all taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company and each Subsidiary have delivered to the Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or such Subsidiaries filed or received since January 1, 2003.

(d)                                 Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  Neither the Company nor any Subsidiary thereof is a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax Law).  Neither the Company nor any Subsidiary thereof is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither the Company nor any Subsidiary thereof (i) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return, and (ii) has (or has ever had) any liability for Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

(f)                                    The earnings and profits, as calculated for U.S. Tax purposes, of the Company’s non-U.S. Subsidiaries is set forth on Schedule 4.20(f).  The Company’s non-U.S. Subsidiaries do not own, and have not owned or held, any “United States property” within the meaning of Code Section 956(c).

(g)                                 The Company (and any predecessor entity) is (and has been at all times since formation) treated as a partnership that is not taxable as a corporation for federal, state and local income Tax purposes, and no election is in effect (or has ever been made) to treat the Company as other than a partnership for federal, state and local income Tax purposes; provided, however, that the Company is treated as a corporation for purposes of the Pennsylvania capital stock tax.  Each Subsidiary (and any predecessor entity) is (and has been at all times since its formation) treated as a corporation for United States federal income Tax purposes, and no election is in effect (or has ever been made) to treat such Subsidiary as other than a corporation for United States federal income Tax purposes.

(h)                                 Each Subsidiary is in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(i)                                     The Company and each of its Subsidiaries are in compliance with all relevant transfer pricing Tax Laws, including Treasury Regulations promulgated under Section 482 of the Code and any analogous provisions of any state, local or foreign Tax Laws, and have delivered to the Buyer all documentation prepared in accordance therewith.

(j)                                     The Company and each of its Subsidiaries have delivered to the Buyer correct and complete copies of all federal, state, local and foreign Tax Returns filed by or on behalf of the Company or any of its Subsidiaries since December 31, 2003, and have indicated which, if any, of such Tax Returns have been audited or are currently the subject of audit.  The Company and each of its Subsidiaries have also delivered to the Buyer correct and complete copies of all examination reports received and all statements of deficiencies assessed against, or agreed to, by the Company or any of its Subsidiaries with respect to such Tax Returns described in the preceding sentence.

4.21        Employee Benefits.

(a)                                  Schedule 4.21(a) contains a true and complete list of all the Benefit Plans.

(b)                                 Complete and correct copies of all Benefit Plans (including amendments) have been made available to the Buyer for review, including correct and complete copies of, as applicable: (i) all trust agreements or other funding arrangements for such Benefit Plans (including insurance contracts), and all amendments thereto, (ii) all Tax Returns, determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor, or the PBGC, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plan with respect to the most recent three plan years, (iv) the most recent summary plan descriptions and any modifications thereto, and (v) any Contract in respect of the third party administration of any Benefit Plan.

(c)                                  All the Benefit Plans and the related trusts subject to ERISA have been administered in all material respects in accordance with the terms of such Benefit Plans and in compliance with, (i) the applicable provisions of ERISA, (ii) all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or other Code provisions required to secure intended tax consequences, (iii) all applicable state or federal securities laws, and (iv) all other applicable Laws and any collective bargaining agreements, and the Company has not received any notice from any Governmental Authority questioning or challenging such compliance.  All required determination letters and required registrations under Law for the Benefit Plans have been obtained, including, but not limited to, IRS determination or opinion letters with respect to Benefit Plans that are intended to qualify under Section 401(a) of the Code and all such determinations or registrations continue in full force and effect, except where the failure to obtain such determination letter or make or continue such registration would not result in a Material Adverse Effect.  To the Knowledge of the Company, no event has occurred that reasonably could be expected to result in the disqualification of any Benefit Plan intended to qualify under Section 401(a) of the Code or the loss of intended tax consequences under the Code or to any Tax under Section 511 of the Code with respect to any Benefit Plan.  Each asset held under each Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.  No partial termination (within the meaning of Code Section 411(d)(3)) has occurred with respect to any Benefit Plan.

(d)                                 No written or, to the Knowledge of the Company, oral representation or communication with respect to any Benefit Plans has been made to current or former employees prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plan except for communications consistent with the covenants contained in Section 6.2. Neither the Company nor, to the Knowledge of the Company, any administrator or fiduciary of any Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject the Company to any Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA, which could reasonably be expected to have a Material Adverse Effect.  There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits that are payable in the ordinary course, and no Proceedings have been commenced with respect to any Benefit Plans.  No litigation or governmental administrative proceeding (or investigation) or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan.

(e)                                  All Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, summary annual reports, and summary plan descriptions issued with respect to the Benefit Plans, to the extent required by Law, (i) have been timely filed with the IRS and the United States Department of Labor, (ii) have been timely distributed to participants in the Benefit Plans, and (iii) have been timely updated or amended, except where the failure to timely file, distribute to participants or update or amend would not result in a Material Adverse Effect.

(f)                                    No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975) of any Benefit Plan has engaged in any non-exempt “prohibited transaction” (described in Code Section 4975 or ERISA Section 406).  Neither the Company nor any other Person which would be treated as a single employer with the Company for purposes of Code Section 414(b), (c) or (m) maintains or contributes to or has incurred any Liability to a Benefit Plan subject to Section 412 of the Code, Part III of Title I of ERISA, or Title IV of ERISA, including but not limited to any “Multiemployer Plan” (within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code) and neither the Company nor any such Person will incur any such Liability in connection with the transactions contemplated by this Agreement.  Neither the Company nor any Subsidiary thereof is obligated to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA or similar state Law).

(g)                                 To the Knowledge of the Company, all individuals participating in (or eligible to participate in) any Benefit Plans are common law employees; all employees who are eligible to participate in any Benefit Plan under the terms of such plans have been properly enrolled, or, if appropriate, given the opportunity to enroll when first eligible; and no common law employee has been excluded from participation in any Benefit Plan as a result of the incorrect classification of such employee as an independent contractor or any other incorrect classification, except as in accordance with the terms of such Benefit Plan.

(h)                                 The Company is in compliance with the continuation coverage requirements of Section 10001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

(i)                                     All employee contributions (including pre-tax deferrals) required of or elected by any employee in connection with any Benefit Plan have been properly withheld and deposited in such Benefit Plan within the time required by any applicable Law, except to the extent any such failure would not result in a Material Adverse Effect.  All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Benefit Plans, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 4.21(i).

(j)                                     Except as provided on Schedule 4.21(j), with respect to the UARs, or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) entitle any current or former employee of the Company or any Subsidiary thereof to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company; (ii) increase or enhance any benefits payable under any Benefit Plan; or (iii) accelerate the time of payment or vesting (except as required by any Law that does not relate to the breach of a contractual obligation or a breach of fiduciary duty under ERISA), or increase the amount, of any compensation due to any such employee or former employee of the Company or any Subsidiary thereof that could become the Liability of the Buyer.  Except as set forth on Schedule 4.21(j), each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, and, to the Knowledge of the Company, no employee communications or provision of any Benefit Plan document has waived or impaired the right of the Company to so amend, terminate or otherwise modify such Benefit Plan.

(k)                                  Except as set forth on Schedule 4.21(k), no Benefit Plan, Company Right or other contract between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) provides for “deferred compensation” subject to Section 409A of the Code (any such Benefit Plan, Company Right or other contract, a “409A Arrangement”).  Each 409A Arrangement has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a reasonable, good faith interpretation of Section 409A of the Code and the regulations and guidance promulgated thereunder.  No 409A Arrangements are expected to give rise to a 20% tax or other penalty under Section 409A of the Code.

4.22        Environmental Matters.  The business, operations, assets and property of the Company and each of its Subsidiaries are and have been operated and maintained in compliance in all material respects with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has received any written communication (including environmental audits or investigation reports of Leased Real Property) from a Governmental Authority or any other Person, alleging that the Company or any of its Subsidiaries is not in such compliance.  To the Knowledge of the Company, no event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute a material non-compliance by the Company or any of its Subsidiaries with, or a material violation by the Company or any of its Subsidiaries of, the Environmental Laws.  No Hazardous Materials have been discharged, disposed of or otherwise released by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person on Leased Real Property.

4.23        Advisor Fees.  Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries has incurred any Liability to pay any fees or commissions to any banker, broker, finder or agent in connection with the Transaction.

4.24        Absence of Changes.  Since the date of the Interim Financial Statements included on Exhibit 4.6(a) through the date hereof, except as set forth on Schedule 4.24, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) without limiting the generality of the foregoing clause neither the Company nor any of its Subsidiaries has: (i) incurred any material Liabilities except those described in Sections 4.7; (ii) increased any bad debt, contingency, or other reserve, other than in the Ordinary Course of Business; (iii) created or permitted the creation of any Lien on any Asset of the Company or any of its Subsidiaries (other than a Permitted Lien), or paid, discharged, or satisfied any Lien or Liability other than creation, payment, discharge, or satisfaction thereof in the Ordinary Course of Business; (iv) written down or written up the value of any inventory, determined as collectible any receivable previously considered uncollectible, or written off as uncollectible any receivable; (v) failed to pay any payable or collect any receivable in the Ordinary Course of Business; (vi) cancelled any debts or waived any claims or rights; (vii) incurred any Indebtedness; (viii) paid or loaned any amount to, sold, transferred or leased any Asset to, purchased, leased, licensed or otherwise acquired any Asset from, or entered into any Contract with (A) any Company Membership Interest holder, officer, employee, or director of the Company or any of its Subsidiaries, (other than travel and expense advances in the Ordinary Course of Business), or (B) any Affiliate of the Company or any partner, member security holder, officer, or director of any such Affiliate (other than travel and expense advances in the Ordinary Course of Business); (ix) repurchased, redeemed or otherwise acquired or exchanged, directly or indirectly, or issued, any Membership Interests, or declared, set aside, paid or made any distribution in respect of any Membership Interests; (x) entered into any collective bargaining or labor Contract, or experienced any organized slowdown, work interruption, strike or work stoppage; (xi) purchased or acquired any Assets or services, or sold, transferred, licensed or otherwise disposed of any Assets or services, except in the Ordinary Course of Business; (xii) granted or incurred any obligation for any increase in compensation of any director, officer, employee or independent contractor (including any increase, bonus, incentive or similar payment pursuant to any bonus, incentive compensation, change in control, pension, profit-sharing, retirement, or other Benefit Plan or commitment); (xiii) entered into or amended any employment or severance Contract with any employee or independent contractor; (xiv) amended, modified or supplemented its

Certificate of Formation dated February 12, 2003 or terminated, modified or amended its Operating Agreement or entered into any new Operating Agreement; (xv) failed to use reasonable commercial efforts to keep available the services of officers, key employees and key contractors of the Company or its Subsidiaries and preserve the goodwill and patronage of the Company’s (including those of the Company’s Subsidiaries) customers, suppliers and other material business relations; (xvi) made any material change in any method of accounting or accounting principle, practice, or policy; (xvii) suffered any casualty loss or damage (whether or not insured against) in excess of $10,000 in the aggregate; (xviii) made or agreed to make any charitable contributions, or incurred or agreed to incur any non-business expenses; or (xix) entered into any Contract to take any action set forth in this Section 4.24 and not otherwise permitted by this Agreement or any other Transaction Document.

4.25        Privacy of Individually Identifiable Personal Information.  The Company’s collection and use of individually identifiable personal information complies in all material respects with the Company’s privacy policy, any Contract relating to privacy and all applicable state, federal and foreign privacy Laws.

4.26        Loans to Insiders.  Since the date of the Interim Financial Statements, other than travel advances in the Ordinary Course of Business, neither the Company nor any Subsidiary thereof has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director, manager or officer of the Company or any Subsidiary thereof and there are currently no outstanding loans or extensions of credit to any director, manager or officer of the Company or any Subsidiary thereof.

4.27        Transactions with Affiliates.  Except as set forth on Schedule 4.27, the Company’s Organizational Documents, this Agreement, any other Transaction Documents and any material Contracts related to employment with the Company or any of its Subsidiaries, there are no material loans, leases or other Contracts or transactions between the Company or any of its Subsidiaries and any present or former member, director or officer of the Company or any of its Subsidiaries, or to the Knowledge of the Company any member of such officer’s, director’s or member’s immediate family, or any Person controlled by such officer, director or member or his or her immediate family.  To the Knowledge of the Company, no member, director or officer of the Company or any of its Subsidiaries or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an executive officer or director of, any competitor, customer or supplier of the Company or any of its Subsidiaries (other than the ownership of less than 5% of the stock of a publicly traded company).

4.28        Bankruptcy; Criminal Proceedings.  To the Knowledge of the Company, no officer, manager or director of the Company or any of its Subsidiaries has been:  (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner during the previous three years; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing material limits or conditions on his or her ability to engage in any securities, investment advisory or banking business or acting as an officer, manager or director of a public company; (d) the subject of any Order (not subsequently reversed, suspended or vacated) permanently or temporarily prohibiting him or her from, or otherwise imposing material limits or conditions on his or her ability to engage in, any securities, investment advisory or banking business or acting as an officer or director of a public company; (e)  found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (f) subject to any cease and desist, censure or other disciplinary or similar order or notice issued by any Governmental Authority in each case relating to securities or investment matters.

4.29        Investment Company Act Status.  Neither the Company nor any of its Subsidiaries is or has been at any time, nor is the Company or any of its Subsidiaries controlled by (or has ever been controlled by) any Person who is (or was at such time), an “investment company” as defined in the Investment Company Act.  As of the Closing Date, neither the Company nor any of its Subsidiaries will be an “investment company” as defined in the Investment Company Act or will be controlled by a Person who is such an “investment company”.

4.30        State Takeover Laws.  The Company is not subject to any “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover Laws.

4.31        Illegal Payments.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Person affiliated with the Company nor any of its Subsidiaries has ever offered, made or received on behalf of the Company or any of its Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

4.32        Statements True and Correct.  No representation, warranty or disclosure made by the Company in this Agreement or other Transaction Documents contains any untrue statement of material fact or omits to state any material fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Selling Interest Holders as follows:

5.1          Organization and Qualification.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2          Authority; Due Execution and Binding Effect.  The Buyer has all requisite corporate power, capacity and authority to execute, deliver and, subject to the adoption and approval of this Agreement, the other Transaction Documents to which it is a party and the

Transaction, perform its obligations thereunder and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents, the performance of the obligations thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of the Buyer.  As of the Closing Date, this Agreement and the other Transaction Documents to which the Buyer is a party (i) have been duly executed and delivered by the Buyer and (ii) constitute the Buyer’s legal, valid and binding obligation, enforceable against the Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3          No Conflict.  Neither the execution or delivery of this Agreement or any of the other Transaction Documents, nor the performance by the Buyer of the Transaction shall, directly or indirectly (a) violate in any material respect any Law, Governmental Authorization or Order of any Governmental Authority to which any of the Buyer may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Buyer; or (c) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) upon or with respect to the Buyer or any of their material Assets pursuant to, any material Contract to which the Buyer is a party or by which any of its or their material Assets or properties are bound.  The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Buyer to consummate the Transaction, except (A) such as may be required by the Securities Act or blue sky laws of the various states in connection with the offer and sale of the Membership Interests or (B) such as have been obtained or taken, and any filings that have been made, as of the date hereof.

5.4          Purchase for Investment.  The Buyer represents and warrants that the Buyer is acquiring the Membership Interests for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act.  The Buyer acknowledges that the Membership Interests have not been registered under the Securities Act and neither the Selling Interest Holders nor the Company is under any obligation to file a registration statement or similar filing with the SEC or any state agency with respect to the Membership Interests.  The Buyer is aware that the Membership Interests are subject to significant restrictions on transfer and may not be freely sold.  The Buyer understands that there is no existing public or other market for the Membership Interests and there can be no assurance that the Buyer shall be able to sell or dispose of the Membership Interests.

5.5          Investor Qualifications.  The Buyer (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interests; (b) is able to bear the complete loss of its investment in the Membership Interests; (c) is otherwise an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act; and (d) is not a broker-dealer subject to Regulation T promulgated by the Board of Governors of the Federal Reserve System.

5.6          Advisor Fees.  Except as set forth on Schedule 5.6, neither the Buyer nor any of its respective officers, directors, employees or other Affiliates, has employed any banker, broker,

finder or agent or incurred any Liability to pay any fees or commissions to any banker, broker, finder or agent in connection with the Transaction.

ARTICLE VI

COVENANTS

6.1          Confidentiality.  The terms of the Confidentiality Agreement, to the extent not inconsistent with the terms of this Agreement, are hereby incorporated herein; provided, however, that nothing in this Section 6.1 or the Confidentiality Agreement shall be deemed to prohibit the Buyer or the Company from making any disclosure to the extent which its respective counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law or in order to fulfill any covenant or obligation pursuant to this Agreement.  The Company hereby acknowledges and agrees that upon execution of this Agreement the Buyer may be required to issue a public release and make certain filings required under the Securities Exchange Act of 1934, as amended, and other applicable securities Laws with respect to this Agreement, the other Transaction Documents and the Transaction, provided that, to the extent practicable, the Buyer shall make such release or filings available to the Company and its counsel for their reasonable review prior to such public release or filing, which release or filing shall include such disclosure as the Buyer’s counsel deems necessary or advisable in order to satisfy the Buyer’s securities Law disclosure obligations.

6.2          Employees.  The Buyer or any of its Subsidiaries shall (subject to the proviso in subsection (i) below which shall apply to all covenants contained in this Section 6.2):

(i)        as of the Closing Date, continue the employment of the employees who are employed by the Company on the Closing Date (each an “Employee” and, collectively, the “Employees”) (including those employees on leave of absence, vacation or otherwise absent from work on the Closing Date); provided, however, that any other provision of this Agreement to the contrary notwithstanding, all such Employees will be employed “at-will” and their employment may be terminated by the Buyer or any of its Subsidiaries at any time in the Buyer’s sole discretion;

(ii)       for one (1) year following the Closing Date, the Buyer and its Subsidiaries shall not reduce the salary or wages, as applicable, of any Employee below the amount in effect immediately prior to the Closing Date so long as the Employee continues to be employed by the Company;

(iii)      for one (1) year following the Closing Date, the Buyer or any of its Subsidiaries will provide the Employees with benefits under employee benefit plans maintained by the Buyer or such Subsidiary (the “Buyer Plans”) that, in the aggregate, are comparable with those with which they are being provided by the Company or its Subsidiaries immediately prior to the Closing Date; and

(iv)      shall cause each of the Buyer Plans in which the Employees are eligible to participate to take into account for purposes of eligibility, vesting and for purposes of severance, vacation and sick leave benefit accrual thereunder, the length of service of the Employees with the Company or its Subsidiaries prior to the Closing Date, to the same extent that such service was credited under a comparable plan of the Company or its Subsidiaries; provided, however, that such credit shall not result in a duplication of benefits for the same period of service.

Nothing contained in this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependent thereof, with respect to the benefits that may be provided to such Employee by the Buyer or any applicable Subsidiary under any Buyer Plan, or with respect to any entitlement of an Employee to employment or continued employment with the Buyer or any such Subsidiary for any specified period after the Closing Date.  In addition, nothing in this Section 6.2 shall be construed as creating any employment agreement or right to future employment.

6.3          Tax Matters.

(a)         The Selling Interest Holders shall be liable for and shall indemnify the Buyer for all Tax Claims imposed on, allocated to, incurred or suffered by the Buyer, except to the extent that a specific accrual or reserve relating to such Tax was taken into account in the Closing Adjustment and solely to the extent of such included specific accrual or reserve.  For Straddle Period Taxes measured by the amount or level of any item (including such Taxes as are measured by the amount of capital or the value of intangibles and any property or ad valorem taxes), Selling Interest Holders agree to indemnify the Buyer for the amount of such Taxes that are determined by multiplying (i) the amount or level of such items immediately prior to Closing by (ii) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For all other Straddle Period Taxes (including, without limitation, those based upon or related to income or receipts), Selling Interest Holders agree to indemnify the Buyer for the amount of such Taxes that would be payable if the Tax year or period ended on the Closing Date.

(b)        The Selling Interest Holders shall prepare and timely file or shall cause to be prepared and timely filed and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to the Company or any of its Subsidiaries or in respect to their business, assets or operations: (i) all federal and state Tax Returns of the Company for any taxable period ending on or before the Closing Date; and (ii) all other Tax Returns required to be filed (taking into account extensions) on or prior to the Closing Date; provided, however, that all such Tax Returns shall be completed in accordance with past practice, and that no later than thirty (30) days prior to the deadline for timely filing any such Tax Returns that are due after the Closing Date, Selling Interest Holders shall deliver all such Tax Returns to the Buyer for the Buyer’s review and consent, which shall not be unreasonably withheld, conditioned or delayed.  The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries or in respect to their respective businesses, assets or operations for taxable years or periods beginning and ending after the Closing Date and any Straddle Period Tax Returns that are required to be filed by or with the Company or its Subsidiaries or in respect to their respective businesses, assets or operations.  The Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(c)         In the event that either the Selling Interest Holders, on the one hand, or the Buyer, on the other hand, is liable for any Taxes to be paid by the other party pursuant to this Section 6.3 with respect to any Tax Return, the party that paid such Tax shall provide written notice of the payment of such Tax to the other party, and the party liable for such Tax pursuant to this Section 6.3 shall reimburse the paying party within five business days of receiving such written notice.

(d)        The Buyer and the Selling Interest Holders agree to cooperate and share, before, at and after the Closing, all required information on a timely basis in order to file all Tax Returns timely, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or proceeding relating to any proposed adjustment.  The Buyer and the Selling Interest Holders agree to retain or cause to be retained all Tax Returns, and books and records pertinent to the Company and its Subsidiaries until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any governmental authority.  The Buyer and the Selling Interest Holders shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or its Subsidiaries for any Tax purpose.  The Selling Interest Holders shall have the sole right to represent the Company’s or its Subsidiaries’ interests in any audit or examination by any governmental authority (“Tax Audit”) relating to taxable periods ending on or before the Closing and to employ counsel of the Selling Interest Holders’ choice at their expense.  In the case of a Straddle Period, the Selling Interest Holders shall be entitled to participate at their expense in any Tax Audit relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date, but the Buyer shall control the Tax Audit.

(e)         All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting from the transfer of the Membership Interests pursuant to this Agreement shall be borne by the Selling Interest Holders.

(f)         The Buyer and the Selling Interest Holders agree to report all items of income, gain, or loss consistent with the principles set forth in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432 whereby: (i) the Company shall be treated as terminating pursuant to Code Section 708(b)(1)(A); (ii) the Selling Interest Holders shall report the gain or loss on the sale of the Membership Interests in accordance with Code Section 741; and (iii) the Buyer shall treat the acquisition as if the Company made a liquidating distribution of its assets to the Selling Interest Holders, and, immediately following such liquidating distribution, the Buyer acquired by purchase all of the Company’s assets.

(g)        Within thirty (30) days following the determination of the Closing Date, the Member Representative shall prepare a draft allocation of the Purchase Price (and any other amounts properly treated as additional Purchase price for tax purposes) among the tangible and intangible assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Draft Purchase Price Allocation”).  If the Member Representative fails to prepare the Draft Purchase Price Allocation within such time period, then the Buyer shall be entitled to prepare the Draft Purchase Price Allocation and all references to “Buyer” in this Section 6.3(g) shall be deemed to be “Member Representative” and all references to “Member Representative” in this Section 6.3(g) shall be deemed to be “Buyer.”  The Buyer shall have twenty (20) days after receipt of the Draft Purchase Price Allocation to provide the Buyer with written notice of its objection to such allocation.  If the Buyer does not provide written notice of their objection to the Draft Purchase Price Allocation within such twenty (20) day period, the Draft Purchase Price Allocation shall become final (the “Final Purchase Price Allocation”).  If the Buyer provides written notice of objection to the Draft Purchase Price Allocation within such twenty (20) day period, the Buyer and the Member Representative shall negotiate in good faith to agree upon a revised allocation, and any such agreed upon allocation shall become the Final Purchase Price Allocation.  If the Buyer and the Member Representative cannot agree upon a revised allocation within twenty (20) days following the Buyer’s written notice of objection to the Draft Purchase Price Allocation, then the matters in dispute shall be submitted to Independent Accounting Firm, and the Independent Accounting Firm’s decision on such disputed matters, together with any agreed upon matters, shall constitute the Final Purchase Price Allocation.  The Buyer and the Member Representative shall use their best efforts to cause the Independent Accounting Firm to make its determination as promptly as possible and in any event within thirty (30) days after the Independent Accounting Firm has been retained, including, without limitation, by promptly complying with all reasonable requests for information, books, records and similar items (except to the extent privileged).  The cost and expense of the Independent Accounting Firm for purposes of the foregoing dispute resolution shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Selling Interest Holders.  The Final Purchase Price Allocation shall be binding on the Buyer and the Selling Interest Holders.  The Buyer shall timely prepare IRS Form 8594 based on the Final Purchase Price Allocation and deliver a copy of such form to the Selling Interest Holders.  The Buyer and the Selling Interest Holders agree to timely file such form with each relevant taxing authority as required and to refrain from taking any position on a Tax Return or otherwise inconsistent with such form and the Final Purchase Price Allocation; provided, however, that nothing contained in this Section 6.3(g) shall prevent the Buyer from settling any proposed deficiency or adjustment by any governmental authority based upon or arising out of the Final Purchase Price Allocation, and the Buyer shall not be required to litigate before any court, any proposed deficiency or adjustment by any governmental authority challenging such Final Purchase Price Allocation.  The principles of this Section 6.3(g) shall apply to any adjustments of the Final Purchase Price Allocation resulting from payments made in connection with the purchase and sale of Membership Interests following the Closing Date.

(h)        Without the prior written consent of the Buyer, neither the Company nor any of its Subsidiaries shall, from the date hereof, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of The Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

(i)          Without the prior written consent of the Member Representative, neither the Buyer nor the Company will make a “check the box” election on IRS Form 8832 to treat any Company Subsidiary as a “disregarded entity” with an effective date that includes or precedes the Closing Date.

6.4          Public Statements.  Except as required by Law or as permitted by Section 6.1, neither the Company nor the Buyer shall issue any public statement or other public disclosure related to this Agreement, any other Transaction Document or the Transaction without the prior written consent of the other party.

6.5          Directors’, Officers’ and Members’ Indemnification.  All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current or former directors, officers and members of the Company (the “Indemnified DOM’s”) as provided in the Company’s Organizational Documents or in any written indemnification Contract, a copy of each of which has been provided to the Buyer prior to the date hereof, between such directors, officers or directors and the Company (in each case, as in effect on the date of this Agreement) shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified (except as required by Law) for a period of six (6) years after the Closing Date in any manner that would materially adversely affect the rights thereunder of the Indemnified DOM’s.  The provisions of this Section 6.5 shall survive the Closing and the consummation of the Transaction.  If the Company merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, the Buyer shall make and shall cause the Company to make proper provision so that the surviving or resulting entity or the transferee in such transaction shall assume the obligations of the Company under this Section 6.5.

6.6          Consents of Governmental Authorities; Registration Statement on Form S-8.  The Parties shall cooperate with each other and use their Commercially Reasonable Efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents, if any, of all Governmental Authorities which are necessary or advisable in connection with the consummation of the Transaction.  The Buyer shall prepare and file a Registration Statement on Form S-8 covering the issuance of any restricted stock units to the Employees within sixty (60) days of the Closing Date.

6.7          Acknowledgements.

(a)         The Company does not make, and has not made, any representations or warranties relating to the Company or any Subsidiary or the Business of the Company or any Subsidiary or otherwise, in connection with the Transaction other than those expressly set forth herein.  No Person has been authorized by the Company or any Subsidiary to make any representation or warranty relating to the Company or any Subsidiary or the Business of the Company or otherwise in connection with the Transaction and, if made, such representation or warranty may not be relied upon as having been authorized by the Company and shall not be deemed to have been made by the Company.

(b)        No investigation by the Buyer shall affect its ability to rely on the Company’s representations and warranties in this Agreement.

6.8          Access by Member Representative.  The Buyer shall, and shall cause the Company to, for a period of three (3) years after the Closing Date, during normal business hours and upon reasonable prior notice, provide the Member Representative and its designees and representatives with such access to the books and records of the Company as may be reasonably requested by the Member Representative to comply with this Agreement or any requirement of Law applicable to any holder of Membership Interests, and the Member Representative shall be entitled, at his expense, to make extracts and copies of such books and records.

6.9          Backup Withholding.  Each Selling Interest Holder will provide Buyer with a properly executed IRS Form W-9 (or Form W-8, as applicable) certifying such Selling Interest Holder’s exemption from backup withholding no later than ten (10) days following the Closing Date.

ARTICLE VII

DELIVERABLES

7.1          Company Deliverables.  At the Closing, the Company shall deliver the following documents to the Buyer:

(a)         Third Party Consents.  Any and all consents, waivers, approvals, authorizations and notices as set forth on Schedule 4.4 which are necessary to consummate the Transaction, except such consents, waivers, approvals, authorizations and notices the failure to obtain of which would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

(b)        Member Approval.  Written evidence of the Member Approval.

(c)         Tax Sharing Agreements.  Evidence that any Tax allocation, sharing or indemnification agreement to which the Company or its Subsidiary is a party or for which the Company or its Subsidiary may have liability has been terminated so that the Company and/or its Subsidiary shall not be liable for any amounts due under such agreement subsequent to the Closing Date.  The Company’s failure to deliver any such terminations shall constitute a representation and warranty by the Company that it is not a party to any such Tax sharing agreements.

(d)        Administrative Deliverables.

(i)            A certificate, dated as of the Closing Date and executed by an executive officer of the Company, certifying:

(1)           that attached thereto are true and complete copy of all resolutions duly adopted by the Board of Directors and members of the Company authorizing and approving the execution and delivery of this Agreement and any other Transaction Documents to which the Company is a party, and the performance of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction; and

(2)           to the incumbency and specimen signature of each officer (or equivalent) of such Company executing this Agreement (including any documents required therein) or any of the other Transaction Documents to which the Company is a party.

(ii)           A good standing certificate, dated not more than five (5) Business Days prior to the Closing Date, with respect to each of the Company and the Subsidiaries certified by the Secretary of State (or equivalent Government Authority) of each state or comparable foreign jurisdiction in which the Company and its Subsidiaries are organized and doing business.

(iii)          Evidence that all corporate books and records of the Company and each of its Subsidiaries, including any stock or Membership Interest ledgers, are being maintained at the Company’s office.

(iv)          Written evidence of appropriate Company action terminating the Company’s 401(k) Plan prior to the Closing Date in a form satisfactory in all reasonable respects to the Buyer and its counsel.

(v)           Evidence that complete and correct copies of all user and technical documentation for the Company-Owned Software are being maintained at the Company’s office.

(vi)          A final Transaction Consideration Spreadsheet reasonably acceptable to the Buyer.

(vii)         Payoff letters, each in form and substance reasonably satisfactory to the Buyer, with respect to all Indebtedness of the Company paid by the Company between the date of the Interim Financial Statements and the Closing Date, which will include all Indebtedness owed by the Company to any of its holders of Membership Interests or its employees.

(viii)        Management Retention Agreements, in form and substance as set forth in Exhibit 7.1(d)(viii) attached hereto, between the Buyer and each of Jagath Wanninayake, Adrian Talapan and Graham Wert to ensure their continued employment for the next three years and the granting of an aggregate of $3 million in restricted stock units of the Buyer that will vest 20%, 40% and 40% over three anniversaries of the Closing Date.

(ix)           Resignations of each director and officer of the Company and its Subsidiaries and effective as of the Closing Date.

(x)            The Company’s Financial Statements.

(xi)           Duly executed counterparts of the Escrow Agreement.

(xii)          An opinion of counsel to the Company and the Selling Interest Holders dated as of the Closing Date in the form attached hereto as Exhibit 7.1(d)(xii).

7.2          Buyer Deliverables.  At the Closing, the Buyer shall deliver the following documents and payments to the Company, the Member Representative or the Escrow Agent, as appropriate:

(a)         Board of Directors Approval.  Evidence that the Board of Directors of the Buyer has adopted and approved this Agreement, any other Transaction Documents and the consummation of the Transaction to the extent and as required by the General Corporation Law of the State of Delaware and the Organizational Documents.

(b)        Administrative Deliverables.

(i)            The Net Adjusted Closing Consideration as of the Closing Date.

(ii)           The Escrow Amount.

(iii)          Duly executed counterparts to the Management Retention Agreements.

(iv)          Duly executed counterparts to the Escrow Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1          Agreement to Indemnify.  From and after the Closing Date, subject to the provisions of this Article VIII, each Selling Interest Holder shall indemnify the Buyer Indemnitees as follows:

(a)         Each Selling Interest Holder shall, severally (but not jointly), indemnify the Buyer Indemnitees from, against, for and in respect of Losses paid, suffered or incurred by such Buyer Indemnitee(s), and resulting from, based upon, arising out of or in connection with (i) a breach of any representation or warranty of such Selling Interest Holder (and not any other Selling Interest Holder) contained in Article III, and (ii) a breach of any covenant or agreement of such Selling Interest Holder (and not any other Selling Interest Holder) contained in any Transaction Document.

(b)        Each Selling Interest Holder shall jointly and severally indemnify the Buyer Indemnitees from, against, for and in respect of Losses paid, suffered or incurred by such

Buyer Indemnitee(s), and resulting from, based upon, arising out of or in connection with (i) a breach of any representation or warranty of the Company contained in Article IV; (ii) a breach of any covenant or agreement of the Member Representative contained in any Transaction Document to which the Member Representative is a party as of and after the Closing; (iii) any other claims or Proceedings made or brought against the Buyer, the Company or any other Buyer Indemnitee by a Selling Interest Holder or a UAR Holder as a result of this Agreement, any other Transaction Document (except for any Management Retention Agreements, Restricted Stock Unit Award Agreements or Executive Agreements entered into with the Buyer) or the Transaction (other than claims relating to a breach by the Buyer of its obligations hereunder); (iv) any indemnification obligation to reimburse or advance payment for expenses to the Indemnified DOM’s for actions taken by them prior to the Closing Date (to the extent not covered by insurance); (v) Transaction Fees (to the extent not reflected in the calculation of the Adjusted Closing Consideration); (vi) Indebtedness of the Company that existed prior to or at the Closing Date (to the extent not reflected in the calculation of the Adjusted Closing Consideration) and any other components of the Closing Adjustment that are inaccurate or inappropriately calculated as of the Closing Date, and (vii) those matters described in Section 9.4 with respect to the allocation of the Purchase Price by the Member Representative to the Selling Interest Holder and UAR Interest Holders.

8.2          Procedures.  A Buyer Indemnitee claiming indemnification under this Agreement shall notify the Member Representative, specifying the basis on which indemnification is sought.

(a)         If the indemnification claim involves a matter other than a third party claim, the Member Representative shall have twenty (20) business days after delivery of notice of the claim to object by delivery of notice of such objection to the Buyer, specifying the basis for such objection.  Failure to timely object constitutes final and binding acceptance of the indemnification claim by the Member Representative.

(b)        If an indemnification claim involves a third party claim, the Buyer Indemnitee shall: (i) promptly notify the Member Representative of material information concerning the third party claim known to the Buyer Indemnitee, provided that failure to so notify the Member Representative will only relieve the indemnification obligation if and to the extent such failure results in material prejudice with respect to such third party claim; and (ii) give the Member Representative full opportunity to control the defense of such third party claim (using counsel reasonably acceptable to the Buyer, which acceptance shall not be unreasonably withheld or delayed), including any settlement or compromise thereof; provided that the Buyer Indemnitee can participate in any proceeding to defend such third party claim, represented by counsel of its choosing, at its cost and expense.  If, after notice thereof, the Member Representative fails to promptly assume the defense of a third party claim for which indemnification is claimed hereunder, or, after having assumed defense of such claim, fails to diligently continue such defense, the Buyer Indemnitee can assume the defense thereof, including any settlement or compromise thereof, and shall be indemnified for the cost and expense of such defense; provided, however, that no Buyer Indemnitee may settle or compromise any such claim without the consent of the Member Representative, which shall not be unreasonably withheld or delayed.  Neither the Company (or any of its Subsidiaries) nor any Buyer Indemnitee (or its Assets) may be bound by any compromise or settlement of a third party claim without the Buyer’s consent, not to be unreasonably withheld or delayed, unless

(i)  the sole relief is monetary damages for which the Buyer Indemnitees shall be fully indemnified, and (ii) there is no finding or admission of any violation of Law or rights of any Person and no effect on other claims that may be made against the Company (or any of its Subsidiaries) or any the Buyer Indemnitee.

8.3          Limitation of Liability.

(a)         In no event shall the Buyer Indemnitees be entitled to indemnification under Section 8.1 for Losses suffered or incurred by the Buyer Indemnitees in excess of fifty percent (50%) of the Adjusted Closing Consideration (the “Maximum Amount”), except that the Buyer Indemnitees shall be entitled to indemnification for all Losses arising out of or related to (i) a breach of the representations and warranties contained in Section 4.1, 4.2, 4.3 or 4.20, (ii) the Member Representative’s breach of any covenant after the Closing, or (iii) those indemnification obligations arising out of Section 6.3 and Sections 8.1(b)(iii) through (vi) or (iv) any fraudulent statement made by the Company or a Selling Interest Holder (subject, in the case of a Selling Interest Holder, to the several, but not joint, indemnification obligations of a Selling Interest Holder set forth in Section 8.1(a)) related to the subject matter of the foregoing representations, warranties or covenants, (collectively, “No Limit Losses”).  Except in the case of No Limit Losses, each Selling Interest Holder shall be liable under this Article VIII only to the extent of such Selling Interest Holder’s Pro Rata Share of the Maximum Amount.

(b)        No indemnification shall be payable for any Loss incurred by a Buyer Indemnitee to the extent that the amount of such Loss was included as a specific liability or reserve in the calculation of the Closing Adjustment and solely to the extent to such specific liability or reserve; provided, however, that nothing herein is intended to prevent a Buyer Indemnitee from seeking indemnification for any such Loss to the extent that the amount of such Loss exceeds the amount included as a liability or reserve in the calculation of the Closing Adjustment.

(c)         Except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to Section 8.1 of this Agreement shall be required to be made by delivering notice (“Claim Notice”) to the Member Representative no later than the expiration of twenty-four (24) months after the Closing Date.  Notwithstanding the foregoing, (i) any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 4.1 [Organization and Qualification], Section 4.2 [Capitalization], Section 4.3 [Authority; Due Execution and Binding Effect] or Section 4.20(g) may be made at any time; and (ii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made in Section 4.20 [Tax Matters] or any covenant made in Section 6.3 [Tax Matters] may be made at any time prior to 6 months following the expiration of the applicable statute of limitations (including valid extensions thereof), and (iii) any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 4.10 [Intellectual Property] may be made at any time prior to the period ending twenty-four (24) months after the Closing Date.

(d)        Any claims for indemnification for a Loss under this Article VIII shall be net of the amount of any recoveries received by the Buyer, the Company or any of their

Affiliates (i) under any insurance policy, (ii) from any “pass-through” warranty coverage from a manufacturer or other third party, and (iii) from any other person alleged to be responsible with respect to such Loss in connection with the circumstances that give rise to the claim for indemnification.  The Buyer shall, and shall cause the Company to, file claims and otherwise take all necessary and appropriate action to recover any such recovery which may be available under such insurance policies or warranty coverage or from any such person alleged to be responsible with respect to such Loss.

(e)         The Selling Interest Holders shall not have liability under Section 8.2(b)(i) (except in the case of a breach by the Company of a representation and warranty contained in Sections 4.1, 4.2, 4.3 or 4.20) until the aggregate amount of the Buyer’s Losses attributable to indemnification claims for which a Claim Notice was properly delivered to the Member Representative pursuant to Section 8.3(c) exceeds two hundred thousand dollars ($200,000), after which the Selling Interest Holders shall be liable for the total amount of all Losses (up to the Maximum Amount).

8.4          Set-Off; Escrow Amount Administration.  Notwithstanding the several (but not joint) indemnification obligations of the Selling Interest Holders set forth in Section 8.1(a), the Buyer may recoup from the Escrow Amount the amount (as finally determined in accordance with this Agreement) of any indemnification claim of the Buyer or any Buyer Indemnitees arising under or in connection with this Agreement for any Losses.  The Escrow Agreement shall provide that the Escrow Agent shall pay (i) fifty percent (50%) of any portion of the Escrow Amount remaining after any recoupment by any Buyer Indemnitee from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement to the Member Representative (for further payment to the Selling Interest Holders in accordance with Sections 2.6 and 2.7) within twenty (20) days after the date that is twelve (12) months after the Closing Date (the “First Escrow Payment Date”), and (ii) the remaining portion of the Escrow Amount remaining after any recoupment by any Buyer Indemnitee from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement to the Member Representative (for further payment to the Selling Interest Holders in accordance with Sections 2.6 and 2.7) within twenty (20) days after the date that is twenty-four (24) months after the Closing Date (the “Second Escrow Payment Date”), less an amount equal to the sum of the amount of any then pending indemnification claims, plus the estimated amount (reasonably determined by the Buyer in good faith) of the other Losses that the Buyer reasonably expects to incur specifically related to such pending indemnification claims prior to resolution of such pending claims.  If all or a portion of the Escrow Amount otherwise payable on the Second Escrow Payment Date is held back (such amount, the “Deferred Escrow”) for pending claims, and in the event that after resolution of such pending claims, the amount of the Deferred Escrow exceeds the Losses recovered pursuant to such claims, the Escrow Agent shall, within twenty (20) days after resolution of such claims, pay to the Member Representative the remaining portion of the Deferred Escrow, for further payment to the Selling Interest Holders in accordance with Sections 2.6 and 2.7.  Notwithstanding the foregoing, in no event shall the Escrow Amount be deemed to be the sole source of recovery of all Losses.

8.5          Indemnification of the Selling Interest Holders and the Member Representative.

(a)         From and after the Closing Date, subject to the provisions of this Article VIII, the Buyer shall indemnify the Selling Interest Holders, the Member Representative and their respective officers, directors, employees and agents (collectively, the “Company Indemnitees”) from, against, for and in respect of Losses paid, suffered or incurred by such Company Indemnitee(s), and resulting from, based upon, arising out of or in connection with: (a) a breach of any representation or warranty of the Buyer or (b) a breach of any covenant or agreement of the Buyer contained in any Transaction Document.  The Buyer shall not be deemed to have made, nor is any Company Indemnitee relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement or any other Transaction Document.

(b)        Except as set forth below, any claim by a Company Indemnitee for indemnification pursuant to this Section 8.5 shall be required to be made by delivering notice to the Buyer no later than the expiration of twenty-four (24) months after the Closing Date.  Notwithstanding the foregoing, any claim for indemnification resulting from or arising out of a breach of a covenant contained in Section 6.3 [Tax Matters] may be made at any time prior to the expiration of the applicable statute of limitations (including valid extensions thereof).

(c)         Except for claims for indemnification with respect to a breach of any covenant contained in Section 6.3 [Tax Matters], the maximum indemnification amount to which Company Indemnitees may be entitled under this Agreement shall be an amount equal to the Maximum Amount.

8.6          Survival of Representations and Warranties.  All representations and warranties set forth in this Agreement shall survive consummation of the Transaction and the other transactions contemplated by this Agreement and shall continue in full force and effect for a period of twenty-four (24) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.20(g) shall survive indefinitely, and (b) the representations and warranties contained in Section 4.20 (other than 4.20(g)) shall survive for six (6) months following the expiration of the applicable statute of limitations period.  All covenants set forth in this Agreement shall survive consummation of the Transaction and shall continue in full force and effect until performed in accordance with their terms.

8.7          Characterization of Indemnity Payments.  Any indemnification payments made shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

8.8          Sole Remedy/Waiver.  Except in the case of actual fraud, each Party acknowledges and agrees that the remedies provided for in this Agreement or the other Transaction Documents shall be such Party’s sole and exclusive remedy with respect to the subject matter of this Agreement and the other Transaction Documents.

8.9          No Consequential Damages.  Notwithstanding anything to the contrary contained herein, no Buyer Indemnitee nor any Company Indemnitee shall be liable to the other Party for consequential, incidental, unforeseen or punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than damages paid to an unaffiliated third party claimant.

ARTICLE IX

MEMBER REPRESENTATIVE

9.1          Appointment; Authority; Expenses.

(a)         Each of the Selling Interest Holders hereby designates the Member Representative to execute any and all instruments or other documents on behalf of the Selling Interest Holders, and to do any and all other acts or things on behalf the Selling Interest Holders, which the Member Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the Transaction and the performance of all obligations hereunder at or following the Closing.  Without limiting the generality of the foregoing, the Member Representative shall have the full and exclusive authority to (i) agree with the Buyer with respect to any matter or thing required or deemed necessary by the Member Representative in connection with the provisions of this Agreement calling for the agreement of the Selling Interest Holders, give and receive notices on behalf of the Selling Interest Holders, and act on behalf of the Selling Interest Holders in connection with any matter as to which the Selling Interest Holders are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of the Member Representative, (ii) in general, do all things and perform all acts, including without limitation, executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Member Representative to be necessary or advisable in connection with, this Agreement, and (iii) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article VIII and performance of obligations of the Selling Interest Holders or the Member Representative, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder.  Any fees and expenses of the Member Representative (including, but not limited, to legal fees and expenses) shall be borne exclusively by the Selling Interest Holders.

(b)        The Selling Interest Holders shall cooperate with the Member Representative and any accountants, attorneys or other agents whom the Member Representative may retain to assist in carrying out his duties hereunder.  All decisions by the Member Representative shall be binding upon all the Selling Interest Holders, and no Selling Interest Holder shall have the right to object, dissent, protest or otherwise contest the same.  The Member Representative may communicate with any Selling Interest Holder or any other Person concerning his responsibilities hereunder, but is not required to do so.  The Member Representative has a duty to serve in good faith the interests of the Selling Interest Holders and to perform his designated role under this Agreement, but the Member Representative shall have no financial liability whatsoever to any Person relating to his service hereunder (including any action taken or omitted to be taken), except that he shall be liable for harm which he directly causes by an act of willful misconduct.

(c)         The Selling Interest Holders shall indemnify and hold harmless the Member Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of such Person’s service as the Member Representative under this Agreement, other than for harm directly caused by an act of willful misconduct.  In acting hereunder, the Member Representative may rely upon, and shall be protected in acting or refraining from acting upon, advice or an opinion of counsel, a certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties.  The Member Representative may consult with counsel, and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel.  The Member Representative may perform his duties either directly or by or through his agents or attorneys, and the Member Representative shall not be responsible to the other Selling Interest Holders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him.

9.2          Acceptance.  By executing and delivering this Agreement, the Person who is appointed as the Member Representative and is executing this Agreement in such capacity hereby (1) accepts his appointment and authorization to act as Member Representative as in accordance with the terms of this Agreement and (2) agrees to perform his obligations under this Agreement.

9.3          Successor.  The Member Representative may resign upon thirty (30) days prior notice to the Buyer and the Selling Interest Holders, provided that such resignation is not effective until appointment of a successor.  In the event of a notice of proposed resignation of the Member Representative, the Selling Interest Holders (or their successors or assigns) shall elect a replacement Member Representative by a vote of the Selling Interest Holders who hold a majority of the Membership Interests and shall promptly notify the Buyer thereof.  Any successor so elected or selected shall have all of the power, authority, rights and privileges conferred upon the original Member Representative, and the term “Member Representative” shall be deemed to include any and all such successors.

9.4          Allocation to the Selling Interest Holders of the Purchase Price.  The payment by the Buyer of the Purchase Price or any portion thereof (including the Net Adjusted Closing Consideration, and any Escrow Funds released after the First Escrow Payment Date and the Second Escrow Payment Date to the Selling Interest Holders) into the Member Account shall constitute payment by the Buyer to each Selling Interest Holder and UAR Holder and satisfaction of the Buyer’s obligation to pay such amount hereunder.  After such payment by the Buyer, the Member Representative shall be solely responsible for allocating and distributing to each Selling Interest Holder and each UAR Holder such holder’s Pro Rata Share of the Purchase Price or any portion thereof (including the Net Adjusted Closing Consideration and any Escrow Funds released after the First Escrow Payment Date and the Second Escrow Payment Date to the Selling Interest Holders) from the Member Account.  Any collective obligations of the Selling Interest Holders, including, without limitation, payment of Transaction Fees that were not reflected in the calculation of the Closing Consideration and liability for any indemnification claims hereunder, shall be allocated among the Selling Interest Holders in accordance with the Transaction Consideration Spreadsheet (which has been prepared by, and is the sole responsibility of, the Company).  The portion of the Purchase Price allocated to each Selling Interest Holder and UAR Holder (net of obligations and any reserves or holdbacks for indemnification obligations or otherwise established pursuant to this Agreement, the Escrow

Agreement or by the Member Representative in its sole discretion) shall be paid and distributed to such Selling Interest Holder and UAR Holder by means of check or by wire transfer of immediately available funds to an account designated by such Selling Interest Holder and UAR Holder to the Member Representative prior to, on, or after the Closing Date.  At the Closing, the Member Representative may withhold from the proceeds otherwise distributable to each Selling Interest Holder and UAR Holder hereunder, and pay, such Selling Interest Holder’s or UAR Holder’s pro-rata portion of any Transaction Fees that were not reflected in the calculation of the Closing Consideration incurred by or on behalf of the Company or the Selling Interest Holders in connection with the transactions contemplated hereby.  Nothing in this Section 9.4 is intended or shall be construed to confer on any Selling Interest Holder or UAR Holder any rights against the Buyer in respect of the portion of the Purchase Price allocated to such Selling Interest Holder or UAR Holder or the net proceeds received after delivery of same into the Member Account.

9.5          Reliance.  The Buyer and Buyer Indemnitees may rely conclusively on all notices received from, agreements and determinations made by, documents executed and delivered by, or other actions or omissions of the Member Representative.

ARTICLE X

MISCELLANEOUS

10.1        Fees and Expenses.  Except as otherwise provided herein, each party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement.  The Company shall be responsible for all transfer, documentary, sales, use, stamp, registration and other analogous or similar Taxes and fees (including any penalties, additions to tax, interest and analogous or similar items) incurred in connection with this Agreement and such amount, if not paid prior to the Closing Date, shall be deemed to be a current Liability to be included in the Closing Adjustment for purposes of calculating the Adjusted Closing Consideration; provided however, that the fees and expenses of Moody, Famiglietti & Andronico, LLP incurred in connection with the provision of services by such firm to assist the Company in developing its financial models and preparing the Company for its financial audit shall be paid by the Buyer.

10.2        Notices, Consents, Etc.  All notices, requests, demands, consents, disclosures and other communications hereunder must be in writing (which shall include communications by telecopy and facsimile) in order to be effective and shall be deemed to be properly given: (a) on the date of delivery in Person or by courier or overnight service, (b) two (2) Business Days after it is sent by first class registered or certified mail, postage prepaid, return receipt requested, (c) on the date sent by facsimile transmission with confirmation of transmission (with confirmation sent as in (a) or (c)), to the Parties at the addresses as set forth below:

If to the Buyer:

Phase Forward Incorporated

880 Winter Street

Waltham, MA  02451

Attention:  President

Facsimile:  (781) 902-4391

with copies (which shall not constitute notice) to:

Phase Forward Incorporated

880 Winter Street

Waltham, MA  02451

Attention:  General Counsel

Facsimile:  (781) 902-4391

and

Goodwin Procter LLP

Exchange Place

Boston, MA  02109

Attention:  John Mutkoski

Facsimile:  (617) 523-1231

If to Member Representative:

Carlton Schowe

c/o RealityCorp

Tower Office Park

240 North James St., Suite 103

Newport, DE 19804

Facsimile:  (302) 995-1005

with a copy (which shall not constitute notice) to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA  19103

Attention:  Anuj Goswami

Facsimile:  (215) 864-9502

or to such other address as the Parties hereto may communicate to the others in accordance with this Section 10.2.  Any Party may change the address to which notices are to be sent by giving notice of such change of address to the other Parties.  The date on which any notice, request, demand, disclosure or other communication is deemed to have been given is the date on which it is received by the recipient Party.

10.3        Assignment; Binding Effect.  Prior to Closing, this Agreement cannot be assigned by any Party without prior written consent of all other Parties, except that the Buyer may assign this Agreement to any of its Affiliates and may collaterally assign indemnification rights hereunder to any bank or financial institution, subject to all provisions hereof and all rights, remedies and defenses that the Company could assert against the Buyer and provided that the Buyer remains fully obligated hereunder.  After Closing, the Buyer may assign its interest in this Agreement to any Person (subject to all rights, remedies and defenses that could be asserted against the Buyer and provided that the Buyer remains fully obligated hereunder).  From and after any assignment permitted hereunder, the word “Buyer” shall mean such assignee (other than a bank or financial institution).  If this Agreement is assigned in a manner permitted under the above terms, then this Agreement shall be binding upon, and shall insure to the benefit of, the Parties hereto and their respective successors and assigns.

10.4        No Benefit to Others.  This Agreement is for the sole benefit of the Parties and their successors and assigns, except that the provisions of Article VIII shall be for the benefit of the Buyer Indemnitees and the Company Indemnitees and the provisions of Section 6.5 shall be for the benefit of the Indemnified DOM’s.

10.5        Headings; Construction.  The table of contents and section headings contained in this Agreement are for convenience only, shall not affect the construction or interpretation of any of the provisions of this Agreement and do not form a part of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  The term “including” is not limiting and the term “or” has the inclusive meaning represented by the term “and/or.” The words “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole.

10.6        Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, part of a single agreement, and effective when counterparts have been signed by each Party and delivered to the other Parties.

10.7        Integration; Waiver.  This Agreement, the other Transaction Documents, the Exhibits and Schedules (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the Transaction, supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement (except as set forth in Section 6.1).  Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or supplemented except pursuant to an agreement in writing signed by the Party against which enforcement of such change, waiver, discharge, supplement or termination is sought.  Neither failure nor delay by any Party in exercising any right or remedy, and no single or partial exercise of any right or remedy, precludes further exercise of that right or remedy or exercise of any other right or remedy.  No waiver that may be given by a Party is applicable except in the specific instance for which it is given.

10.8        Further Assurances.  The Parties shall furnish to each other such further information, execute and deliver to each other such other documents, and do such other acts and things, all as the other Parties may reasonably request, in order to carry out the intent of the Transaction Documents.

10.9        Time of Essence.  Time is of the essence in this Agreement.

10.10      Governing Law; Enforcement.  This Agreement shall be construed under the laws of the Commonwealth of Massachusetts without regard to applicable conflicts of laws principles.  Each Party agrees: (a)  that any Proceeding arising out of or relating this Agreement and the Transaction may be brought only in any federal court located in the Commonwealth of Massachusetts or any Massachusetts state court with respect to this Agreement; (b) consents, for itself and with respect to its property, to the jurisdiction of each such court in any such Proceeding; and (c) waives any objection which it may have to (1) the laying of venue in any Proceeding in any of such courts and (2) claim that any such Proceeding has been brought in an inconvenient forum.

10.11      Partial Invalidity.  Whenever possible, each provision hereof shall be interpreted so as to be effective and valid under applicable law, but in case any provision(s) hereof are held, for any reason, by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision(s) are not contained herein unless their deletion would result in such a material change as to cause completion of transactions contemplated hereby to be unreasonable.

10.12      Payments by the Buyer.  Any payment to be made by the Buyer hereunder to the Selling Interest Holders or to the Member Representative shall be made by wire transfer of immediately available funds to the Member Account.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement on the date first written above.

THE COMPANY:

CLARIX LLC

By:	/s/ Jagath Wanninayake
Name:	Jagath Wanninayake
Title:	President

MEMBER REPRESENTATIVE:

/s/ Carlton Schowe
Carlton Schowe

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement on the date first written above.

THE BUYER:

PHASE FORWARD INCORPORATED

By:	/s/ Robert K. Weiler
Name:	Robert K. Weiler
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement on the date first written above.

SELLING INTEREST HOLDER:

/s/ Jagath Wanninayake
Jagath Wanninayake

/s/ Adrian Talapan
Adrian Talapan

/s/ Graham Wert
Graham Wert

/s/ Nico Janseen
Nico Janseen

/s/ Duleesha Kulasooriya
Duleesha Kulasooriya

/s/ Fred Kyle
Fred Kyle

/s/ Charles Laudadio
Charles Laudadio

/s/ John Liano
John Liano

/s/ Ashok Pilly
Ashok Pilly

/s/ Carlton Schowe
Carlton Schowe

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT